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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 28, 2017

Dear Fellow Stockholders:

              We cordially invite you to the annual meeting of stockholders at 10:00 a.m. on Friday, June 9, 2017, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. We look forward to personally greeting those stockholders who are able to be present at the meeting. However, whether or not you plan to attend in person, please designate the proxies on the proxy card to vote your shares or provide voting instructions to your broker, bank or other nominee. Every stockholder's vote is important.

              Thank you very much for your continued trust and confidence in Sonus. Please remember to vote your shares at your earliest convenience.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
SONUS NETWORKS, INC.

Place: WilmerHale 60 State Street Boston, MA 02109 Date: June 9, 2017 Time: 10:00 a.m.
AGENDA

•

Election of eight directors named in the proxy statement

•

Amendment and restatement of Sonus Networks' stock incentive plan

•

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017

•

Advisory vote to approve named executive officer compensation

•

Advisory vote to approve the frequency of future advisory votes on named executive officer compensation

•

Transaction of other business, if any, as may properly come before the meeting or any adjournment or postponement thereof

Record Date: You can vote at, and are entitled to notice of, the annual meeting if you were a stockholder of record on April 12, 2017.

If you are attending the meeting, you will be asked to present a valid, government-issued photo identification, such as a driver's license, as described in the Proxy Statement.

By Order of the Board of Directors,

Westford, Massachusetts April 28, 2017	Jeffrey Snider Chief Administrative Officer, Senior Vice President, General Counsel and Corporate Secretary

              This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 28, 2017 to all stockholders entitled to vote at the 2017 annual meeting of stockholders. The Sonus Networks, Inc. 2016 Annual Report on Form 10-K, which includes Sonus Networks' financial statements and constitutes its annual report to stockholders, is being mailed with this Notice.

              Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 9, 2017: The Proxy Statement and the 2016 Annual Report to Stockholders are available for viewing, printing and downloading at https://materials.proxyvote.com/835916.

SONUS NETWORKS, INC.
PROXY STATEMENT

Summary Information

              To assist you in reviewing the proposals to be acted upon at our 2017 annual meeting of stockholders (the "2017 Annual Meeting"), Sonus Networks, Inc. ("Sonus", "Sonus Networks", "our", "we", "us" or the "Company") would like to call your attention to the following information about Sonus' 2016 financial performance, key executive compensation actions and decisions, and corporate governance highlights. Please note that the following description is only a summary. For more complete information about these topics, please review our 2016 Annual Report on Form 10-K and this Proxy Statement.

Business Overview

Sonus helps the world's leading communications service providers and enterprises embrace the next generation of Session Initiation Protocol ("SIP") and 4G/LTE (Long Term Evolution)-based solutions, including Voice over Internet Protocol ("VoIP"), Voice over WiFi ("VoWiFi"), video and Unified Communications ("UC") by securing and enabling reliable and scalable Internet Protocol ("IP") networks. With customers around the globe and 20 years of experience transforming networks to IP, we enable service providers and enterprises to capture and retain users and generate significant related return on investment. Sonus products include session border controllers ("SBCs"), diameter signaling controllers ("DSCs"), and VoWiFi solutions, which are supported by a global services team with experience in design, deployment and maintenance of some of the world's largest IP networks.

2016 Financial Highlights

              We experienced modest revenue growth in 2016, but significantly improved profitability through margin expansion and cost cutting. Improved profitability will be used to drive our growth strategies for providing security for real-time internet-based communications.

Industry and Company-Specific Challenges

              Since 2014, our customer base has gone through fundamental transformations, including a shift towards all-IP, all-software networks. Simultaneously, there has been massive consolidation among our customers and our competitors. The consolidation of our customers and potential customers (e.g., the acquisition of Time Warner Cable Inc. and Bright House Networks by Charter Communications, Inc.; the acquisition of XO Communications, LLC by Verizon Communications; and the pending acquisition of Level 3 Communications Inc. by CenturyLink Inc.) has left us with fewer potential customers, and the consolidation of our competitors has allowed them to compete even more effectively.

              These changes have caused traditional buying patterns to be disrupted, and in the first quarter of fiscal year 2015, our sales dropped precipitously, causing our stock price to drop precipitously too. Neither has recovered to the pre-drop levels, which means that most quantitative analyses of the Company over this three-year period are not positive.

              Qualitatively, however, during this same time period our management team has transformed Sonus from predominantly a provider of "legacy" media gateways that were used by large service providers (i.e., traditional telephone carriers) to convert circuit-based calls into IP-based calls, into predominantly a provider of current- and next-generation all-IP-based products like SBCs and DSCs. Further, we are now in the midst of leading the migration of our industry from hardware-based solutions to software-based "virtual" solutions, and are developing security solutions for this challenging "real-time" communications environment.

Compensation Practices – Program Design

              Our incentive programs are designed to support our long-term business strategy.

Compensation Practices – 2016 Achievement

              Our variable compensation payouts tied to 2016 performance were below target, demonstrating alignment of Company performance and compensation.

*       The percentages represent the number of shares of Sonus common stock that vested for the 2016 performance period in connection with the performance-based restricted stock units ("PSUs") granted on March 16, 2015 ("2015 Tranche II") and April 1, 2016 ("2016 Tranche I"), respectively. The PSUs relating to the 2015 Tranche II vested at 90.4% of target for the 2016 performance period. The PSUs relating to the 2016 Tranche I vested at 76% of target for the 2016 performance period. Performance for these awards during such award's 2016 performance period was measured based on the Company's total shareholder return ("TSR") compared to pre-established relative TSR goals, based on the TSR of the NASDAQ Telecommunications Index, that were set by the Compensation Committee of the Company's Board of Directors.

Pay and Performance: CEO Pay Opportunity vs. Realizable Value

              Our bonus and performance-based equity payouts that were designed to be commensurate with absolute and relative Company performance resulted in alignment of pay and performance.

Methodology and Assumptions:

  -
  "CEO Pay Opportunity" means the sum of the base salary, target bonus and grant date fair value of long-term incentive awards of the CEO for that applicable year
  -
  "Realizable Value" means the sum of the base salary and target bonus the CEO received for that applicable year plus the value of the long-term incentive awards at December 31, 2016
  -
  "TSR" means total shareholder return
  -
  FY14 salary and FY13-14 SMCIP opportunity reflect impact of stock-for-cash election premium
  -
  FY13 and FY14 realizable base salary reflects the value of stock-for-cash salary at the respective fiscal year end prices
  -
  FY13 and FY14 realizable SMCIP reflects value on date of vesting
  -
  FY14 base salary includes $29,167, which was cash paid to the CEO in connection with a raise
  -
  Outstanding PSUs valued at target

Responsiveness to Stockholder Feedback

What We Stopped Doing in Response to Shareholder Feedback
We did not exercise discretion to enhance bonus achievement–discretion exercised only to reduce cash bonus payouts
We did not exercise discretion in determining achievement of performance-based equity awards

What We Don't Do
No gross-up provisions
No pension plans or other post-employment benefit plans
No severance multipliers in excess of two times pay
No multi-year guaranteed incentive awards for executives

What We've Always Done
Independent compensation consultant
Annual market-based review of compensation levels
Annual risk assessment of compensation plans and policies

What We Did in Response to Shareholder Feedback
Established fixed financial metrics for our cash bonus plans, based on revenue and profitability
Added performance awards to our equity incentive compensation mix
Instituted share ownership guidelines for our executives and board members
Adopted a formal clawback policy with respect to our incentive compensation plans

Board of Directors and Committees

Name, Age	Independent	Director	Committee Membership	Other Public Boards
		Since

Matthew W. Bross, 56	Yes	February 2014	• Nominating and Corporate Governance Committee	0

Raymond P. Dolan, 59	No	October 2010		1

Beatriz V. Infante, 63	Yes	January 2010	• Compensation Committee	1

Howard E. Janzen, 63	Yes	January 2006	• Audit Committee • Nominating and Corporate Governance Committee (Chair)	2

Richard J. Lynch, 68	Yes	February 2014	• Chairman of the Board	1

Pamela D.A. Reeve, 67	Yes	August 2013	• Compensation Committee • Nominating and Corporate Governance Committee	2

John A. Schofield, 68	Yes	January 2009	• Audit Committee • Compensation Committee (Chair)	1

Scott E. Schubert, 63	Yes	February 2009	• Audit Committee (Chair, ACFE*)	0

*      ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

Annual Meeting Proposals

Proposal	Recommendation of the Board

Election of directors	FOR each of the nominees

Approval of an amendment and restatement of our stock incentive plan	FOR

Ratification of auditors	FOR

Advisory vote to approve named executive officer compensation	FOR

Advisory vote on the frequency of future advisory votes on the approval of named executive officer compensation	FOR holding ANNUAL advisory votes

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical fact contained in this Proxy Statement, including statements regarding our future results of operations and financial position, industry developments, business strategy, plans and objectives of management for future operations and plans for future cost reductions, are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks", "projects", "will" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to: the timing of customer purchasing decisions and our recognition of revenues; economic conditions; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of restructuring and cost-containment activities; our ability to realize benefits from the Taqua, LLC ("Taqua") acquisition and the Treq Labs, Inc. ("Treq") asset acquisition; the effects of disruption from the Taqua and Treq transactions, making it more difficult to maintain relationships with employees, customers, business partners or government entities; the success implementing the integration strategies of Taqua and Treq assets; litigation and the ongoing SEC inquiry; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the impact of increased competition; currency fluctuations; changes in the market price of our common stock; and/or failure or circumvention of our controls and procedures. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION ABOUT THE ANNUAL MEETING

              Our Board of Directors (our "Board") is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Friday, June 9, 2017, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

              You have received these proxy materials because our Board is soliciting your vote at the 2017 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

When and where is the meeting?

              The 2017 Annual Meeting will be held on Friday, June 9, 2017 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts 02109.

Who may vote at the meeting?

              Stockholders of record at the close of business on April 12, 2017, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 12, 2017, an aggregate of 51,611,279 shares of our common stock were outstanding (which includes 2,089,944 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886 beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

              A majority of the 51,611,279 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

              There are five proposals scheduled to be voted on at the meeting:

    •
    The election of eight nominees for director to hold office until the 2018 annual meeting of stockholders of the Company (the "2018 Annual Meeting") (Proposal 1);

    •
    The approval of an amendment and restatement of Sonus Networks' stock incentive plan (Proposal 2);

    •
    The ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3);

    •
    The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement (Proposal 4); and

    •
    The non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 5).

How does the Board of Directors recommend that I vote?

              Our Board recommends that you vote your shares:

    •
    "For" the election of each of the nominees to our Board (Proposal 1);

    •
    "For" the approval of an amendment and restatement of Sonus Networks' stock incentive plan (Proposal 2);

    •
    "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3);

    •
    "For" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement (Proposal 4); and

    •
    "For" the approval, on a non-binding, advisory basis, of holding future advisory votes on the compensation of our named executive officers every year (Proposal 5).

What vote is required to approve each matter and how are votes counted?

              Election of Directors (Proposal 1).    In an uncontested election, such as the election of directors at the 2017 Annual Meeting, to be elected, each of the nominees for director must receive more votes "For" such nominee's election than "Against" such election (with abstentions and broker non-votes not counted as a vote for or against). With respect to each nominee, you may vote "For," "Against," or "Abstain." Abstaining will have no effect on the outcome of the election.

              Approval of an Amendment and Restatement of Sonus Networks' Stock Incentive Plan (Proposal 2).    The affirmative vote of a majority of the shares of common stock present or represented at the 2017 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of this proposal.

              Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017 (Proposal 3).    The affirmative vote of a majority of the shares of common stock present or represented at the 2017 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers (Proposal 4).    The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2017 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              A Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers (Proposal 5).    Votes on the frequency of future advisory votes on the compensation of our named executive officers are non-binding, and, as described in more detail in Proposal 5, the Board may decide that it is in the best interest of our stockholders and the Company to hold future executive compensation advisory votes more or less frequently. However, our Board will review and consider the outcome of this vote when making determinations as to when we will again submit the advisory vote on the compensation of our named executive officers to stockholders for approval at the annual meeting of stockholders. The frequency option receiving the greatest number of votes cast (every year, once every two years, or once every three years) will be the frequency option that stockholders approve. Abstentions and broker non-votes do not constitute a vote for any of the three frequency options.

              For the proposals relating to the election of directors (Proposal 1), the approval of an amendment and restatement of Sonus Networks' stock incentive plan (Proposal 2), the non-binding advisory vote on the compensation of our named executive officers (Proposal 4), and the non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 5), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these four proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote for these four proposals, that beneficial owner's shares cannot be voted on these matters—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

              Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter (unless the required vote is a percentage of all outstanding shares, which is not the case for any of the proposals to be voted on at the 2017 Annual Meeting). Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors, the approval of an amendment and restatement of Sonus Networks' stock incentive plan, the non-binding advisory vote on the compensation of our named executive officers, and the non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2016 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

What happens if an incumbent director nominee fails to receive more "For" votes than "Against" votes?

              Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (i) in the case of an unconstested election, such nominee does not receive more votes "For" his or her election than votes "Against" such election, and (ii) the Board accepts such resignation. The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director's resignation within 90 days after the election results are certified.

              An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the committee and the Board decide whether to accept or reject such director's resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease or increase the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.sonusnet.com.

How can I vote my shares in person at the meeting?

              Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and a valid, government-issued photo identification, such as a driver's license, for entrance to the meeting.

              If you hold your shares in street name, please bring the enclosed voting instruction form you receive from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

              Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may submit a proxy in any of the following ways:

    •
    Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

    •
    Submit your proxy over the Internet.  If you have Internet access, you may submit your proxy by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, please do not return your proxy card.

    •
    Submit your proxy by telephone.  If you are located in the United States or Canada, you may submit your proxy by telephone by following the instructions set forth on your proxy card. If you submit your proxy by telephone, please do not return your proxy card.

              The ability to submit your proxy by telephone or over the Internet will be available until 11:59 p.m., Eastern Daylight Time on June 8, 2017.

              If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

              Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2017 annual meeting.

How can I change my vote?

              You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

Is my vote confidential?

              Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

              The meeting is being held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the annual meeting will be held.

PROPOSAL 1 — ELECTION OF DIRECTORS

              Our Board has nominated eight directors for election at the 2017 Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to attend the 2017 Annual Meeting. All eleven directors then serving on the Board attended the Company's 2016 annual meeting of stockholders (the "2016 Annual Meeting").

              Except for our Chief Executive Officer (the "CEO"), each of our nominees is independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Rules. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Experience and Tenure

              Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Committee regularly identifies individuals who would complement and enhance the current directors' skills and experience.

Board Highlights

Reduction in the Size of the Board.    In June 2016, we reduced the size of the Board from eleven directors to eight directors to better reflect the size and cost structure of our business.

Adoption of Majority Voting Standard in Uncontested Director Elections.    In December 2016, our Board adopted a majority voting standard in uncontested director elections, eliminating plurality voting in such elections.

New Board Chairman.    In June 2016, our Board of Directors rotated chairmen, and Richard J. Lynch was elected as the Chairman of the Board.

New Nominating and Corporate Governance Committee Chair.    In June 2016, our Board of Directors appointed Howard Janzen as the new chair of the Nominating and Corporate Governance Committee.

Director Attendance.    Each of our directors attended 100% of the total number of meetings of the Board in 2016. No director attended less than 95% of the combined total meetings of the full Board and the committees on which he or she served in 2016.

Technology Oversight.    In June 2016, technology oversight was transferred from the Technology Strategy and Oversight Committee to the entire Board, and the Technology Strategy and Oversight Committee – with its attendant expense – was eliminated. This reflects the importance the Board places on determining the technology direction of the Company.

Board Tenure for 2017 Nominees

Our directors' expertise combines to provide a broad mix of skills, qualifications and proven leadership abilities.

The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Committee regularly identifies individuals who would complement and enhance the current board's skills and experience.

              It is of great importance to the Company that the Nominating and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group.    The Nominating and Corporate Governance Committee expects each of the Company's directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, this Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and their respective committees.

Director Nominees

              The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

              Matthew W. Bross, 56, has been a director since February 2014. Since April 2016, Mr. Bross has served as a general consultant in the telecommunications industry and, since March 2016, as Senior Advisor at Cool Planet Energy Systems, Inc. ("Cool Planet"), a company that converts non-food biomass into sustainable, high-octane gasoline. Mr. Bross previously served as the Chairman and Chief Executive Officer of Compass Networks, a supplier of icPhotonicsTM technology that delivers a commercial chip-to-chip direct silicon-to-photonics solution, from February 2014 until April 2016. Prior to that, Mr. Bross was the Global Chief Technology Officer of Huawei Technologies Co. Ltd., a global information and communications technology solutions provider, from October 2009 to October 2012, British Telecommunications plc, a global provider of communications services and solutions and a wholly-owned subsidiary of BT Group plc, from November 2002 to July 2009, and Williams Communications Group, Inc. from March 1997 to November 2002. He has led the technology innovation and investment strategies for the companies he has served across multiple technology and business domains, including carrier, enterprise, devices, applications and services. Additionally, he was awarded a William Pitt Fellowship by Pembroke College at the University of Cambridge. Mr. Bross currently serves as Chairman of the Global Information Infrastructure Commission and Local Backhaul Networks, LLC, and is a member of the Board of Directors for Anova Data, Inc., the EastWest Institute, RIFT.io Inc. and X-IO Technologies. Among other qualifications, Mr. Bross brings to the Board executive management and leadership experience as global chief technology officer of various public companies, along with his deep technology expertise and understanding of advanced technology.

              Raymond P. Dolan, 59, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, NextWave Telecom and BellAtlantic/NYNEX Mobile. In 2016, Mr. Dolan was appointed by President Barack Obama to serve on the National Security Telecommunications Advisory Committee (NSTAC). From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors of American Tower Corporation since 2003, including as a member of the Compensation Committee since 2016 and as a member of the Nominating and Corporate Governance Committee from 2004 until 2016. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business. Among other qualifications, Mr. Dolan brings to the Board executive leadership experience, including from his service as our Chief Executive Officer, along with extensive brand marketing experience and strong financial, risk analysis and corporate governance skills and experience.

              Beatriz V. Infante, 63, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal, and since 2008, has been a limited partner in Tandem Capital, a Silicon Valley venture capital firm investing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation ("Aspect"), a market leader in communications solutions, from April 2000 until October 2003. She was named Chairman of Aspect in February 2001, and between October 1998 and April 2000, held additional executive roles, including Co-President. Since May 2014, she has served on the Board of Directors and Audit Committee of Liquidity Services Inc., and has additionally served as Chair of the Compensation Committee since November 2015. Ms. Infante joined the Board of Directors of UltraTech, Inc. in July 2016 and serves on its Nominating and Corporate Governance Committee. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies as well as two not-for-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a

Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, Ms. Infante brings to the Board executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

              Howard E. Janzen, 63, has been a director since January 2006 and was the Chairman of the Board from December 2008 to June 2016. Mr. Janzen has been the Executive Chairman of Cool Planet since December 2016, and previously served as its President and Chief Executive Officer since May 2012. He has been a director at Cool Planet since July 2012. Since 20102, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer and a director of One Communications Corp., a supplier of integrated telecommunications solutions to businesses, from March 2007 until its sale to EarthLink, Inc. in April 2011. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base, from January 2004 to September 2005. From May 2003 to January 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance business for both consumer and business customers. From 1994 until October 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high-technology company. Mr. Janzen has been on the Board of Directors of Global Telecom & Technology, Inc. since October 2006, and is a member of both its Compensation Committee and Corporate Governance Committee. He has also served as a member of the Board of Directors of Vocera Communications, Inc. since May 2007, including as its Lead Independent Director since July 2016 and is a member of its Audit Committee. He previously served as a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. from April 2006 to May 2012. Mr. Janzen also serves as a member of the Board of Directors of Bye Aerospace Inc., a privately held aerospace engineering and technology company. He is the Commissioner and Chairman Emeritus of the Global Information Infrastructure Commission and also serves as a member of the Board of Directors for HeritX, Inc., the Colorado School of Mines Foundation and Denver Area Boy Scouts of America, each a non-profit organization. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines and is a licensed Professional Engineer. He also has completed the Harvard Business School Program for Management Development. Mr. Janzen was named a Colorado School of Mines Distinguished Achievement Medalist and was induced into the University of Tulsa, College of Engineering and Natural Science Hall of Fame. Among other qualifications, Mr. Janzen brings to the Board executive leadership experience, including from his service as a chief executive officer of various telecommunications companies and his past service as a chief executive officer and chairman of a public company, along with extensive financial expertise and brand marketing experience.

              Richard J. Lynch, 68, has been a director since February 2014 and the Chairman of the Board since June 2016. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. Mr. Lynch has served as a member of the Board of Directors and the Compensation, Nominating and Governance Committee of Blackberry Limited since February 2013. From March 2012 to May 2016, he served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a

member of the Compensation Committee of Ruckus Wireless, Inc. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of three privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now the University of Massachusetts, Lowell), where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. Among other qualifications, Mr. Lynch brings to the Board executive leadership experience, including from his service as chief technology officer of Verizon and its predecessor companies, along with his deep technology expertise and understanding of advanced technology.

              Pamela D.A. Reeve, 67, has been a director since August 2013. From November 1989 to August 2004, Ms. Reeve was the President, Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge, Inc. in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve has served as a member of the Board of Directors of Frontier Communications Corporation since 2010, including as its Lead Director since 2015, and previously served on its Compensation Committee and the Nominating and Corporate Governance Committee. Effective April 1, 2016, Ms. Reeve became the Chairman of the Board of Directors of Frontier Communications Corporation. Since 2002, Ms. Reeve has served as a member of the Board of Directors of American Tower Corporation, including as its Lead Director since 2004 and member of its Nominating and Corporate Governance Committee since 2009, and was previously a member of its Compensation Committee from 2004 to 2016. From 1997 to 2008, Ms. Reeve served as a director of NMS Communications Corp., which sold its core business and the remaining business became Livewire Mobile, Inc. Ms. Reeve served on the Board of Directors of Livewire Mobile, Inc. from 2008 to November 2009. She also has been a director at several non-profit organizations. Ms. Reeve received her Master of Business Administration degree, with distinction, from Harvard Business School, and received her Bachelor of Arts degree, with honors, from the University of Georgia Honors Program. Among other qualifications, Ms. Reeve brings to the Board executive leadership experience, including from her service as chief executive officer of a telecommunications company, along with extensive operational experience in the communications and technologies industries.

              John A. Schofield, 68, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program. Among other qualifications, Mr. Schofield brings to the Board executive leadership experience, including from his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

              Scott E. Schubert, 63, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high-technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services from 1995 to 1999, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies in 1998. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" all of the nominees.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
SONUS NETWORKS' STOCK INCENTIVE PLAN

              Our Board believes that the future success of Sonus depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with relevant experience and superior ability. On April 25, 2017, our Board adopted, subject to stockholder approval, an amendment and restatement of our Amended and Restated Stock Incentive Plan (the "Amended Plan").

Summary of Amendments

              The proposed amendments would, among other things:

    •
    Increase in Aggregate Share Limit.  Our Amended Plan currently limits the aggregate number of shares of our common stock that may be issued pursuant to all awards granted under the Amended Plan to 16,476,713 shares. Our Amended Plan, as amended and restated, will increase this limit by an additional 900,000 shares so that the new aggregate share limit for the Amended Plan will be 17,376,713 shares.

    •
    Dividends Relating to Restricted Stock, Restricted Stock Units and Other Stock Unit Awards.  Our Amended Plan currently provides that dividends on unvested restricted stock and dividend equivalents granted with respect to unvested restricted stock units will be accumulated or reinvested and paid only upon the vesting of the underlying award and that dividend equivalents with respect to other stock unit awards are subject to the same vesting and forfeiture provisions as the underlying award. We revised the language in the Amended Plan to make it more explicit by providing that any dividends on unvested restricted stock or with respect to shares of common stock granted under an other stock unit award will be paid to a participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and that any dividend equivalents with respect to restricted stock units and other stock unit awards will be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the underlying award with respect to which paid. No interest will be paid on any such dividends or dividend equivalents.

    •
    Clawback.  In 2014, our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws. The amendment and restatement of our Amended Plan explicitly requires a participant who accepts an award under the Amended Plan on or after the time this proposal is approved by stockholders to be bound by any clawback policy that we have in effect or may adopt in the future.

    •
    Change in Share-Counting Procedures.  The Amended Plan, as amended and restated, eliminates the current requirement that each share of stock subject to an award of restricted stock, restricted stock units, performance awards or other stock unit awards, which we refer to collectively as full value awards, be counted against the share reserve as 1.50 shares for every 1 share subject to such award. This change would apply to all full value awards from and after the time this proposal is approved by stockholders. Shares of common stock subject to awards that were granted under any prior ratio that applied at the time such awards were granted will continue to return to the Amended Plan upon forfeiture of such awards at the previous ratio of 1.50, 1.57 or 1.61, as applicable.

              Attached as Appendix B to this Proxy Statement is a copy of the Amended Plan, marked to show changes proposed to be made. This description of the effect of the proposed amendment and restatement of the Amended Plan is a summary and is qualified by the full text of the Amended Plan, as amended and restated, included in Appendix B.

Reasons to Adopt the Proposed Amendment and Restatement of the Amended Plan

              Shares currently available under the Amended Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.    We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, motivating and retaining employees and consultants who are expected to make important contributions to the Company and by providing such employees and consultants with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders. If we are not able to provide long-term equity value to our employees and consultants, we will risk losing a capable and proven workforce. Based on our history of grants over the prior several years, the shares currently available under the Amended Plan would be sufficient to meet our needs only though the 2018 Annual Meeting.

              Stock-based incentive compensation encourages and rewards performance while aligning our employees', consultants', officers' and directors' interests with those of our stockholders.    We continue to believe that alignment of the interests of our stockholders and our employees, consultants, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. Stock-based incentive compensation encourages and rewards performance by increasing the value of their compensation if our stock performance improves. This results in employees, consultants, officers and directors being motivated to increase our share price. In this way, we reinforce the link between our stockholders and our employees', consultants', officers' and directors' focus on personal responsibility, creativity and stockholder returns.

              Stock-based incentive compensation supports long-term tenure.    We believe that delivering a portion of total compensation in the form of equity compensation helps to encourage a long-term view. Imposing vesting requirements also encourages long-term retention, which is beneficial to our growth and success. We need the continued ability to use equity compensation to motivate existing high-performing employees, hire additional qualified employees and align the interests of our employees, consultants, officers and directors with those of our stockholders.

Highlights of the Amended Plan

No "Evergreen" Provision	Shares authorized for issuance under the Amended Plan are not automatically replenished.

No Liberal Share Counting	The Amended Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements with respect to any award.
Shares repurchased on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the Amended Plan.

When a stock appreciation right ("SAR") is exercised, the number of shares available under the Amended Plan will be reduced by the full number of shares for which the SAR is exercised, regardless of the number of shares actually issued upon settlement of the SAR.

No Repricing of Stock Options or Stock Appreciation Rights	The Amended Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval, including a prohibition on the exchange of "underwater" stock options or SARs for a cash payment.

No Discounted Stock Options or Stock Appreciation Rights	All stock options and SARs must have an exercise price or measurement price equal to or greater than the fair market value of the underlying common stock on the grant date.

Material Amendments Require Stockholder Approval	Stockholder approval is required prior to an amendment of the Amended Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards or (iii) materially expand the class of participants eligible to participate.

Administration by an Independent Committee	The Amended Plan is administered by the Compensation Committee, which is comprised of independent directors.

Minimum One-Year Vesting Period	Awards under the Amended Plan are subject to a minimum vesting period of one year, other than awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the Amended Plan.

Awards Subject to Forfeiture/Clawback	All awards granted under the Amended Plan and payments made thereunder are subject to the Company's Clawback Policy or any other clawback policy established from time to time by the Company.

Stock Available for Awards

              The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, restricted stock units ("RSUs") and other stock unit awards and performance awards as described below (collectively referred to as "awards"). The Amended Plan currently provides that 16,476,713 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events) are authorized for the grant of awards.

              There were 775,460 shares available for future issuance under the Amended Plan as of March 31, 2017.

              Our Board has approved, and recommends that stockholders approve, an increase of 900,000 in the maximum number of shares of our common stock available for awards under the Amended Plan and the other amendments set forth above. Our Board believes that such amendments, if approved, would assist in recruiting, motivating and retaining our employees, officers, directors, consultants and advisors.

              As of March 31, 2017:

    •
    Options underlying 5,527,688 shares of our common stock with a weighted average exercise price of $15.70 were outstanding under the Amended Plan, with the outstanding options having a weighted average remaining term of 5.09 years;

    •
    2,750,570 shares underlying unvested shares of common stock granted under the Amended Plan were outstanding, comprised of:

    •
    2,376,867 unvested shares of restricted stock;

    •
    88,284 unvested restricted stock units with time-vesting; and

    •
    285,419 unvested performance-based stock units with future market conditions; and

    •
    775,460 shares were available for grant under the Amended Plan.

              For information about activity under our equity incentive plans, see Note 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

              The 900,000 additional shares that we are requesting to add to the Amended Plan were recommended by our Compensation Committee based upon careful consideration of the equity compensation needs of the Company, including assessing the number of shares likely to be needed for future grants through the 2018 Annual Meeting. As described below, our Compensation Committee also considered the cost of the Amended Plan to our stockholders, as well as the potential dilution to our stockholders that would result from their approval of this proposal.

              In developing the number of authorized shares to be added and analyzing the impact of issuing additional equity on our stockholders, we considered our "burn rate" and "overhang." Burn rate provides a measure of the potential dilutive impact on our annual equity award program. Based on shares of our common stock outstanding as of April 12, 2017, our record date, the proposal to authorize 900,000 additional shares would result in additional dilution of approximately 1.74% to our current stockholders. We feel that targeting this additional dilution is reasonable and appropriate in light of our burn rate and other factors, as described below.

    •
    Our historical burn rate is within market practice for a technology company, and is not high compared to our peers. The Company's three-year average annual burn rate as of December 31, 2016 was 5.01%. The burn rates for the years ended December 31, 2016, 2015 and 2014 were 4.08%, 5.11%, and 5.84%, respectively. We calculate our burn rate by dividing the total number of shares underlying options and other awards granted in the year by weighted-average common shares outstanding for that year. We granted 0.2 million, 0.3 million, and 2.3 million options to purchase common stock during the years ended December 31, 2016, 2015 and 2014, respectively. We granted an aggregate of 1.9 million, 2.2 million and 0.6 million share awards (restricted stock, RSUs and performance-based stock unit awards) during the years ended December 31, 2016, 2015, and 2014, respectively.

    •
    Overhang is a measure of potential dilution and is defined as the sum of (1) the total number of shares underlying all equity awards outstanding, excluding restricted stock awards, and (2) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, excluding restricted stock awards, (b) the total number of shares available for future award grants; and (c) the total number of common stock outstanding. Our overhang at April 12, 2017 was 11.41%. If the additional 900,000 shares proposed to be authorized for grant under the Amended Plan were included in the calculation, our overhang would have been 12.75% at April 12, 2017.

    •
    From 2012 through 2015, our annual burn rate was inflated as a result of elections made by (i) our executive officers in 2013 and 2014 to receive their annual bonuses in the form of common stock in lieu of cash, (ii) our CEO for the years 2012, 2013 and 2014 to receive his annual base salary in the form of common stock in lieu of cash and (iii) certain directors in 2014 and 2015 to receive all or a portion of their annual fees in the form of common stock in lieu of cash. Although we recognized that these elections would have a negative impact on our burn rate, we felt it was important given the pivotal transition that the Company was making and better aligned our management team with the interests of our stockholders. In 2016, there were no stock-for-cash elections made by either our executive officers or any of our directors. The following tables demonstrate the impact of these stock-for-cash elections on our burn rate.

Year	Total Shares and Options Granted	Full Burn Rate	Aggregate Stock-for-Cash Awards	Total Equity Awards Less Aggregate Stock-for-Cash Awards	Adjusted Burn Rate (Excluding Stock-for-Cash Awards)

2012	1,583,193	2.83%	77,858	1,505,335	2.69%

2013	3,505,287	6.29%	144,055	3,361,232	6.04%

2014	2,884,783	5.84%	272,057	2,612,726	5.33%

2015	2,542,896	5.11%	282,843	2,260,053	4.54%

2016	2,023,782	4.08%	—	2,023,782	4.08%

              Our Board believes that approving the amendment and restatement of the Amended Plan is appropriate and in the best interests of stockholders given (i) our historical rate of issuing equity awards, (ii) our current expectations of the number of shares likely to be needed for future grants, (iii) the importance of equity as a proportion of total compensation and (iv) the need to effectively incent and motivate our employees and other service providers to drive stockholder value creation.

Summary of the Amended Plan (as proposed to be amended and restated)

              The following summary of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is included as Appendix B hereto. References to our Board in this summary include the Compensation Committee or any similar committee appointed by our Board to administer the Amended Plan.

              Shares Available for Issuance under the Amended Plan

              Awards may be made under the Amended Plan for the number of shares described above under the heading "Stock Available for Awards." Certain sub-limitations apply to the shares available for issuance under the Amended Plan. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the Amended Plan is 1,000,000 shares per calendar year. The maximum number of shares with respect to which awards may be granted to non-employee directors shall not exceed 100,000 shares of common stock in any calendar year. The number of shares issuable under the Amended Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 17,376,713 shares of common stock may be issued as incentive stock options under the Amended Plan.

              If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the Amended Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the Amended Plan. Furthermore, any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the Amended Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

              Shares of common stock subject to full value awards count against the shares of common stock available for issuance under the Amended Plan as one share for every one share subject to such award; however, the shares subject to awards that were outstanding (i) as of our 2017 Annual Meeting (but not as of June 9, 2016, June 11, 2015, or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Amended Plan would return to the Amended Plan at a ratio of 1.50 for every share subject to such award, (ii) as of June 9, 2016 (but not as of June 11, 2015 or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Amended Plan would return to the Amended Plan at a ratio of 1.61 for every share subject to such award, (iii) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Amended Plan would return to the Amended Plan at a ratio of 1.57 for every share subject to such award, and (iv) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Amended Plan would return to the Amended Plan at a ratio of 1.50 for every share subject to such award. This amendment and restatement of the Amended Plan removes the fungible share counting with respect to awards granted after shareholder approval of the amended and restated Amended Plan at the 2017 Annual Meeting.

              In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the Amended Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended Plan. No such substitute awards will count against the overall share limits or sub-limitations described above, except as required by Section 422 and related provisions of the Code.

              Administration of the Amended Plan

              The Amended Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan and to interpret the provisions of the Amended Plan. Pursuant to the terms of the Amended Plan and to the extent permitted by applicable law, our Board may delegate authority under the Amended Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the Amended Plan.

              Subject to any applicable limitations contained in the Amended Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

              Subject to any requirements of applicable law, our Board may delegate to one or more of our officers the power to grant awards to our employees or non-executive officers and to exercise such other powers under the Amended Plan as our Board may determine, provided that our Board shall fix the terms of the awards to be granted by such officers, the maximum number of shares subject to awards that the officers may grant, and the time period in which such awards may be granted. No officer shall be authorized to grant awards to any of our executive officers.

              Our Board is required to make equitable adjustments in connection with the Amended Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The Amended Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as: (i) any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled; (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or (iii) any liquidation or dissolution of our Company.

              In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, other than awards of restricted stock and RSUs, on such terms as our Board determines:

    •
    provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

    •
    upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

    •
    provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

    •
    in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards;

    •
    provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

    •
    any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the Amended Plan to treat identically all awards, all awards held by a holder of such awards or all awards of the same type.

              With respect to awards of restricted stock and RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our Company, the repurchase and other rights of the Company under each such award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged in the same manner and to the same extent as they applied to the common stock subject to such award. Upon the occurrence of our liquidation or dissolution, except to the extent specifically provided to the contrary in the award agreement governing the award or any other agreement between the award holder and the Company, all restrictions and conditions on such awards will automatically be deemed terminated or satisfied.

              Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the holder of such award or (B) in connection with an Acquisition of the Company (as defined in the Amended Plan).

              Except as otherwise provided in the Amended Plan with respect to repricing outstanding stock options or SARs, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, provided that the participant's consent to any such action will be required unless our Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the Amended Plan in connection with a change in capitalization or reorganization event.

              Descriptions of Awards

              The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

              Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of 10 years. The Amended Plan permits the following forms of payment for the exercise price of options: payment by cash; check; via "cashless exercise" through a broker; subject to certain conditions and if permitted by our Board, surrender to Sonus of shares of our common stock held by the optionee; any other lawful means as provided for in the applicable option agreement or approved by the Board; and any combination of these forms of payment. Stock options granted under the Amended Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional stock options in connection with the exercise of the original stock option.

              Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value of the common stock on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the Amended Plan. No SAR will be granted with a term in excess of 10 years. SARs granted under the Amended Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Any dividends, whether paid in cash, stock or property, declared and paid by us with respect to shares of restricted stock will be paid to a participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

              Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. The award agreement for RSUs may provide the participant with a right to receive dividend equivalents, which may be paid currently or credited to an account for the participant, may be settled in cash and/or shares of common stock and will be subject to the same restrictions on transfer and forfeitability as the underlying RSUs. No interest will be paid on dividend equivalents.

              Other Stock Unit Awards.    Under the Amended Plan, our Board has the right to grant other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, "Other Stock Unit Awards"). Other Stock Unit Awards will have such terms and conditions as our Board may determine. An Other Stock Unit Award may provide the participant with a right to receive dividend equivalents, which may be paid currently or credited to an account for the participant, may be settled in cash and/or shares of common stock and will be subject to the same restrictions on transfer and forfeitability as the underlying Other Stock Unit Award. No interest will be paid on dividend equivalents.

              Performance Awards.    Restricted stock and RSU awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these awards as "performance awards." With respect to performance awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such awards shall be made only by a committee comprised of two or more "outside directors" within the meaning of Section 162(m) of the Code (the "Committee"). Such Committee shall specify that the degree of granting, vesting and/or payout will be subject to the achievement of one or more objective performance measures established by the Committee as described below.

              The performance criteria for each such award will be based on the relative or absolute attainment of specified levels of one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Committee may specify that such performance measures will be adjusted to exclude any one or more of: (i) extraordinary, nonrecurring or unusual items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) writedown of any asset; and (v) charges for restructuring and rationalization programs.

              Such performance measures: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and (z) will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. The Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such awards and may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of Sonus.

              Awards that are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code may be based on these performance measures or such other performance measures as our Board may determine.

              Restrictions on Repricings

              Unless approved by our stockholders: (i) no outstanding option or SAR granted under the Amended Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization); (ii) no outstanding option or SAR grant may be cancelled and substituted with a new award under the Amended Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and (iii) no outstanding option or SAR granted under the Amended Plan may be purchased by the Company for cash.

              Transferability of Awards

              Awards, other than vested awards of restricted stock and RSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested awards of restricted stock and RSUs, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

              Eligibility to Receive Awards

              Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the Amended Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

              As of March 31, 2017, approximately 1,388 persons were eligible to receive awards under the Amended Plan, including our executive officers and non-employee directors. On April 12, 2017, the last reported sale price of common stock on the Nasdaq Global Select Market was $6.67.

              Plan Benefits

              The benefits that will be received by participants, including the named executive officers, under the Amended Plan depend on a variety of factors, including the fair market value of the Company's common stock at various future dates and the Board's discretion in granting awards. Therefore, it is not possible to determine the benefits that will be received by named executive officers or other employees if the Amended Plan is approved by our stockholders.

              Since the Amended Plan was first adopted through December 31, 2016, we have granted the following number of options and restricted stock awards (including performance-based stock unit awards) of our common stock under the Amended Plan to the individuals and groups listed below.1

Named Executive Officers	Options Granted	Restricted Stock Awards Granted	Shares Forfeited under Performance-Based Awards*
Raymond Dolan	905,000	1,103,978	36,423
President and Chief Executive Officer
Susan Villare	41,008	101,358	—
Interim Chief Financial Officer, Treasurer and Vice President, Financial Planning and Analysis
Kevin Riley	79,100	199,039	5,833
Senior Vice President, Engineering and Chief Technology Officer
Jeffrey Snider	202,416	270,619	4,166
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Michael Swade	30,000	195,000	8,333
Senior Vice President, Worldwide Sales
Mark Greenquist	120,000	232,746	5,416
Former Chief Financial Officer
Anthony Scarfo	335,000	274,637	5,000
Former Executive Vice President, Services, Product Management and Corporate Development
All current executive officers as a group	1,257,524	1,869,994	54,755
All current directors who are not executive officers as a group	159,941	401,495	—
All employees, including all current officers who are not executive officers, as a group	8,289,084	4,449,215	10,416
Total	9,706,549	6,720,704	65,171

* Represents forfeited shares from non-performance against metrics only; does not include shares forfeited due to separation from the Company or for other reasons.

1 Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information related to awards made under the Amended Plan since December 31, 2016 to our named executive officers.

              Clawback Policy

              All awards granted under the Amended Plan are subject to clawback pursuant to the Company's Clawback Policy and any other clawback policy that the Company may adopt in the future.

              Minimum Vesting Periods

              No award issued under the Amended Plan since the 2015 annual meeting may vest earlier than the first anniversary of its date of grant; provided, however, that this minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the Amended Plan.

              Provisions for Foreign Participants

              Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Amended Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

              Effective Date and Term of Amended Plan; Amendment or Termination

              The Amended Plan will be amended and restated effective upon stockholder approval at our 2017 annual meeting. No new award may be granted under the Amended Plan after June 9, 2026, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the Amended Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Federal Income Tax Consequences

              The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

              Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

              A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

              Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

              If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

              Restricted Stock Units.    A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the amount of cash received or the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Other Stock Unit Awards.    The tax consequences associated with any other stock unit award granted under the Amended Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

              Tax Consequences to the Company.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has ordinary income. Any such deduction may be subject to the limitations of Sections 162(m) of the Code.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" an amendment and restatement of
Sonus Networks' stock incentive plan.

 PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has acted in this capacity since August 2005. We are asking our stockholders to ratify this appointment. If this proposal is not approved at the 2017 Annual Meeting, our Audit Committee will reconsider this appointment. Even if the proposal is approved at the 2017 Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

              Representatives of Deloitte are expected to be present at the 2017 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

Deloitte Fees

              The following is a summary and description of fees for services provided by Deloitte in 2016 and 2015:

Fee Category	2016	2015
Audit Fees	$1,413,585	$1,302,175
Audit-Related Fees	—	632,000
Tax Fees	226,171	170,659
All Other Fees	13,475	12,500

Total	$1,653,231	$2,117,334

              Audit Fees.    These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

              Audit-Related Fees.    Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

              Tax Fees.    Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning. Of this amount for fiscal 2016, $119,951 represents fees for tax compliance and preparation.

              All Other Fees.    All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

              The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte set forth above.

              Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining their independence.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the ratification of
Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

PROPOSAL 4 — A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

              The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment and pursuant to SEC rules, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the "Say-on-Pay" proposal, offers stockholders the opportunity to endorse or not approve our 2016 executive compensation program and policies for our named executive officers through the following resolution:

    "RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2017 annual meeting of stockholders."

              This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will, as they have done in prior years, take into account the outcome of this vote when making future compensation arrangements. Neither the outcome of this advisory vote nor the advisory vote included in Proposal 5 overrules any decision by the Company or the Board (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board (or any committees thereof).

              We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, we have a compensation program deserving of stockholder support.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the advisory vote to approve our named executive officer compensation.

PROPOSAL 5 — A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

              In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and SEC rules, our stockholders may vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers should be held. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, every two years or every three years. We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders' views of the compensation of our named executive officers on a more consistent basis. Additionally, we believe that a one-year frequency period provides the highest level of accountability and constructive communication by enabling our stockholder vote to correspond to the majority of information presented in our annual proxy statement. Moreover, an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs. Currently, the Company's stockholders may vote, on a non-binding, advisory basis, on the compensation of our named executive officers on an annual basis.

              The Board will take the outcome of this vote into consideration in determining the frequency of future advisory votes on the compensation of our named executive officers. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold future advisory votes more or less frequently.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" holding future advisory votes on named executive officer compensation every year.

 CORPORATE GOVERNANCE AND BOARD MATTERS

              We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for its stockholders and stakeholders, including employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and its officers as well as its programs and procedures to ensure compliance with law and our overall success. Governance is an ongoing focus at Sonus, starting with the Board and extending to management and all employees. Consequently, our Board reviews the Company's policies and business strategies and advises and counsels the Chief Executive Officer and our executive team. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.

              We believe our governance practices are strong for the following reasons:

    ✓
    Annual Election of Directors: Yes (no staggered board)

    ✓
    Separate Chairman and CEO: Yes

    ✓
    Substantial Majority of Independent Directors: Yes (all directors independent, other than CEO)

    ✓
    Independent Directors Meet without Management: Yes

    ✓
    Board Diversity (as to gender, experience and skills): Yes

    ✓
    Annual Equity Grant to Non-Employee Directors: Yes

    ✓
    Annual Board and Committee Self-Evaluations: Yes

    ✓
    Annual Advisory Approval of Executive Compensation: Yes

    ✓
    Disclosure Committee for Financial Reporting: Yes

    ✓
    Review and Approval Policy for Related Party Transactions: Yes

    ✓
    Code of Conduct for Non-Employee Directors: Yes

    ✓
    Share Ownership Guidelines for our CEO, our Other Section 16 Reporting Officers and our Non-Employee Directors: Yes

Oversight of Risk Management

              At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

Director Independence

              The current Board consists of eight directors, one of whom is employed by the Company (Mr. Dolan). During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that none of our non-employee directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that, as a result, each non-employee director (Matthew W. Bross, Beatriz V. Infante, Howard E. Janzen, Richard J. Lynch, Pamela D.A. Reeve, John A. Schofield, and Scott E. Schubert) is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our Board reached a similar determination with respect to each of Messrs. Brewington, Cunningham and Thompson, each of whom served as a director until the date of the 2016 Annual Meeting.

              There are no family relationships among any of our directors, nominees for director and executive officers.

              For a discussion of related person transactions considered by the Board in its determination of director independence, please see the section entitled "Transactions with Related Persons" below.

Meeting Attendance

              Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held five meetings during 2016, four of which were regular meetings and one of which was a special meeting. Each of the directors attended 100% of the total number of meetings of the Board and, together, the directors attended 99.62% of the combined total meetings of the Board and its committees on which they served in. No director attended less than 95% of the combined total meetings of the full Board and the committees on which he or she served in 2016. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, 100% of the directors who served on our Board at the time attended the 2016 Annual Meeting.

Board Committees

              Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the NASDAQ Stock Market Rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act.

              Audit Committee.    Our Board has established an Audit Committee consisting of three members: Messrs. Schubert (Chairman), Janzen and Schofield. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held eight meetings during 2016.

              As described more fully in its charter, the Audit Committee's responsibilities include, among other things: (i) appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor; (ii) overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC; (iii) overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and (iv) reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures. The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

              Compensation Committee.    The Compensation Committee consists of three members: Mr. Schofield (Chairman), Ms. Infante, and Ms. Reeve. The Compensation Committee held four meetings during 2016.

              As described more fully in its charter, the Compensation Committee's responsibilities include, among other things: (i) reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company; (ii) reviewing the Company's succession plans for executive officers, where requested to do so by the Board; (iii) making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and (iv) before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor. The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

              Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of three members: Messrs. Janzen (Chairman) and Bross, and Ms. Reeve. The Nominating and Corporate Governance Committee held four meetings during 2016.

              As described more fully in its charter, the Nominating and Corporate Governance Committee's responsibilities include, among other things: (i) identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (a) nomination for election by the stockholders and (b) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company; (ii) developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company; (iii) reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and (iv) identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

              During 2016, the members of the Compensation Committee were Mr. Schofield (Chairman), Ms. Infante, and Ms. Reeve. Mr. Thompson served as a member of our Board as well as its Compensation Committee from January 1, 2016 until he stepped down from the Board right before the 2016 Annual Meeting as a result of his decision not to stand for re-election. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

              The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.

              In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

              Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

Stockholder Nominations and Recommendations of Director Candidates

              Stockholders who wish to recommend candidates to the Nominating and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as candidates recommended by the Nominating and Corporate Governance Committee, as described above in "Director Nomination Process."

              Stockholders who wish to nominate director candidates for inclusion in our Proxy Statement or directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the section entitled "Stockholder Proposals For Presentation At 2018 Annual Meeting."

Board Leadership Structure

              The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and CEO. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis, and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of an independent Chairman, a separate CEO and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits: (i) increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our CEO; (ii) liberating the CEO to focus on company operations instead of Board administration; (iii) providing the CEO with an experienced sounding board; (iv) providing greater opportunities for communication between stockholders and our Board; (v) enhancing the independent and objective assessment of risk by our Board; and (vi) providing an independent spokesperson for our Company.

Executive Sessions of the Board

              The Company's Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. With the exception of our CEO, all of our Board members are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

Stock Ownership Guidelines

              The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers are subject to a stock ownership policy. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Requirements" below.

Additional Governance Matters

              Code of Ethics.    Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

              We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at www.sonusnet.com) and/or our public filings with the SEC.

              Public Availability of Corporate Governance Documents.    For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on our corporate website at www.sonus.net, in the section entitled Company—Investor Relations—Corporate Governance or in print, free of charge, if you request them from our corporate secretary at Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

              Stockholder Communications with the Board of Directors.    Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

AUDIT COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2016 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and AS No. 1301, Communications with Audit Committees.

              Deloitte provided us with, and we reviewed, the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

              Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) Howard E. Janzen John A. Schofield

DIRECTOR COMPENSATION

              The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. The following table describes the components of the non-employee directors' compensation for 2016:

Compensation Element	Director Compensation Program

Annual Retainer	$40,000

Annual Equity Retainer*
$150,000 in shares of restricted stock that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company)

Committee Fees**	$10,000 for the Audit Committee $7,500 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee $5,000 for the Technology, Strategy and Oversight Committee+

Chair Fee
$20,000 for the Non-Executive Chairman of the Board**

$20,000 for the Audit Committee***

$15,000 for the Compensation Committee***

$10,000 for the Nominating and Corporate Governance Committee***

$10,000 for the Technology, Strategy and Oversight Committee+

New Director Equity Award (one-time grant)	$200,000 in shares of restricted stock that vest after one year

Stock Ownership Guidelines	Ownership of common stock that has a value equivalent to five times the annual cash retainer; to be satisfied on or before September 16, 2019 for current directors or within five years of joining the Board for future directors

*            To qualify as a recipient of an annual equity retainer, a non-employee director must have been continuously serving on the Board since the Company's last annual meeting of stockholders.

**          Compensation for service as the chairman of the Board or a committee member is in addition to the compensation paid for Board service.

***        Compensation for service as a committee chair includes all compensation for service on such committee.

+            The Board authorized the dissolution of the Technology, Strategy and Oversight Committee, which consisted of Messrs. Brewington, Bross and Lynch, effective June 9, 2016. Mr. Brewington received $5,000 for his services as chair of such committee for the first half of 2016, while each of Messrs. Bross and Lynch received $2,500 for his services as a member of such committee for the first half of 2016.

Director Stock Ownership Guidelines.    Each director is expected, within five years of joining the Board, to own common stock with an aggregate value equivalent to five times his or her annual cash retainer.

Total Director Compensation for 2016

              The following table contains information on compensation earned by each non-employee member of our Board during 2016:

2016 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)(3)
Matthew W. Bross	$45,000	$150,005	$195,005
Beatriz V. Infante	$47,500	$150,005	$197,505
Howard E. Janzen	$70,000	$150,005	$220,005
Richard J. Lynch	$52,500	$150,005	$202,505
Pamela D.A. Reeve	$52,500	$150,005	$202,505
John A. Schofield	$65,000	$150,005	$215,005
Scott E. Schubert	$60,000	$150,005	$210,005
James K. Brewington(1)	$27,500	—	$27,500
John P. Cunningham(1)	$25,000	—	$25,000
H. Brian Thompson(1)	$28,750	—	$28,750

(1)
Messrs. Brewington, Cunningham and Thompson did not stand for re-election at the 2016 Annual Meeting and consequently, their terms expired on June 9, 2016, the date of the 2016 Annual Meeting. As a result, the compensation paid to these non-employee directors for 2016 only reflects their service as Board members from January 1, 2016 to June 9, 2016.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2016 awards of restricted stock, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718"). The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant. The number of shares granted to each director is rounded up to account for any partial share amounts.

(3)
Non-employee directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

              At December 31, 2016, our non-employee directors held options to purchase the following aggregate numbers of shares: Mr. Brewington, 30,688; Mr. Bross, 13,496; Mr. Cunningham, 28,688; Ms. Infante, 30,826; Mr. Janzen, 28,826; Mr. Lynch, 13,496; Ms. Reeve, 11,645; Mr. Schofield, 28,326; Mr. Schubert, 30,826; and Mr. Thompson 29,688. With the exception of 7,500 options held by Mr. Schofield, none of the options held by our non-employee directors have exercise prices below $6.30 (the closing price of our common stock on December 30, 2016).

              At December 31, 2016, each of our non-employee directors held 17,046 unvested shares of our common stock.

 EXECUTIVE OFFICERS OF THE REGISTRANT

              The executive officers of the Company as of the date hereof are listed below:

Name	Age	Position
Raymond Dolan	59	President and Chief Executive Officer
Susan Villare	48	Interim Chief Financial Officer, Treasurer and Vice President of Financial Planning and Analysis
Jeffrey Snider	53	Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Kevin Riley	46	Senior Vice President, Engineering and Operations and Chief Technology Officer
Michael Swade	54	Senior Vice President, Worldwide Sales

              Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

              Susan Villare has served as the Company's interim Chief Financial Officer and Treasurer since June 2016 and its Vice President of Financial Planning and Analysis since February 2012. Previously, from June 2008 to February 2012, she served as the Vice President of Financial Planning and Analysis of BigBand Networks, Inc., a company that developed and sold network-based solutions that enable cable multiple system operators and telecommunications companies to offer video services across their networks and that was acquired by ARRIS Group in 2011. Prior to BigBand Networks, Inc., Ms. Villare was the Chief Financial Officer of Burst Media, a company that provided display advertising for specialty content web publishers, from 2007 to 2008. From 1999 to 2006, Ms. Villare served in various positions, including Chief Financial Officer, at Enovia, a division of MatrixOne, Inc., a leading service provider of Internet collaborative software that was acquired by Dassault Systèmes in 2006. Prior to joining Enovia, Ms. Villare was a senior auditor at PricewaterhouseCoopers LLP. Ms. Villare is a certified public accountant and holds a Bachelor of Science in Management from Boston College.

              Jeffrey Snider has served as our Chief Administrative Officer since September 2012 and our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler from 1989 to 1997. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider holds a Bachelor of Arts degree from Amherst College and a Juris Doctor from the University of Virginia School of Law.

              Kevin Riley has served as our Senior Vice President, Engineering and Operations and Chief Technology Officer since February 2016. Previously, Mr. Riley served as our Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

              Michael Swade has served as our Senior Vice President, Worldwide Sales since September 2014, and was previously our Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation ("Yorktel"), a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.'s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008. Mr. Swade holds a Bachelor of Science degree in Marketing from Eastern Illinois University and a Master of Business Administration degree from Dominican University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

              The following table sets forth information regarding beneficial ownership of our common stock as of April 3, 2017 by:

    •
    each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    •
    each of our Chief Executive Officer, our Interim Chief Financial Officer, our other three most highly compensated executive officers serving as executive officers at December 31, 2016, our former Chief Financial Officer, and one individual for whom disclosure would have been provided as one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 2016;

    •
    each of our directors; and

    •
    all of our current executive officers and directors as a group.

              Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of April 3, 2017, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

              Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of

April 3, 2017 is based upon 49,521,089 shares of common stock outstanding on that date plus shares subject to options to the extent noted below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond Dolan(1)	2,084,972	4.26%
Susan Villare(2)	114,130	*
Kevin Riley(3)	303,641	*
Jeffrey Snider(4)	432,940	*
Michael Swade(5)	250,196	*
Mark Greenquist(6)	187,380	*
Anthony Scarfo(7)	501,035	1.01%
Non-Employee Directors:
Matthew W. Bross(8)	69,553	*
Beatriz V. Infante(9)	90,404	*
Howard E. Janzen(10)	98,422	*
Richard J. Lynch(11)	69,553	*
Pamela D.A. Reeve(12)	67,882	*
John A. Schofield(13)	74,103	*
Scott E. Schubert(14)	85,511	*
All current executive officers and directors as a group (12 persons)(15)	3,802,446	7.68%
5% Owners:
Capital Research Global Investors—333 South Hope Street, Los Angeles, CA 90071(16)	4,739,200	9.57%
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation—120 East Liberty Drive, Suite 400, Wheaton, IL 60187(17)	2,925,010	5.91%
The Vanguard Group, Inc.—100 Vanguard Blvd., Malvern, PA 19355(18)	3,577,981	7.23%
BlackRock, Inc.—55 East 52nd Street, New York, NY 10055(19)	3,127,866	6.32%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 805,717 shares subject to outstanding options that are exercisable as of June 2, 2017 and 470,831 shares of restricted stock subject to vesting.

(2)
Includes 29,015 shares subject to outstanding options that are exercisable as of June 2, 2017 and 114,165 shares of restricted stock subject to vesting.

(3)
Includes 71,738 shares subject to outstanding options that are exercisable as of June 2, 2017 and 218,748 shares of restricted stock subject to vesting.

(4)
Includes 176,937 shares subject to outstanding options that are exercisable as of June 2, 2017 and 176,665 shares of restricted stock subject to vesting.

(5)
Includes 22,500 shares subject to outstanding options that are exercisable as of June 2, 2017 and 21,250 shares of restricted stock subject to vesting.

(6)
Mr. Greenquist stepped down as our Chief Financial Officer, effective June 15, 2016. This number includes 75,416 shares subject to outstanding options as of June 15, 2016.

(7)
Mr. Scarfo stepped down as our Executive Vice President of Services, Product Management and Corporate Development, effective July 27, 2016, and remained with the Company in an advisory role to assist in the transition of his duties until October 3, 2016. This number includes 320,000 shares subject to outstanding options as of October 3, 2016.

(8)
Includes 13,496 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(9)
Includes 30,826 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(10)
Includes 28,826 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(11)
Includes 13,496 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(12)
Includes 11,645 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(13)
Includes 28,326 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(14)
Includes 30,826 shares subject to outstanding options that are exercisable as of June 2, 2017 and 17,046 shares of restricted stock subject to vesting.

(15)
Includes 1,263,348 shares subject to outstanding options that are exercisable as of June 2, 2017, and 1,315,563 shares of restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(16)
According to a Schedule 13G/A No. 2 filed with the SEC on February 13, 2017, reporting the beneficial ownership of 4,739,200 shares of our common stock, Capital Research Global Investors reported sole voting and dispositive powers with respect to all 4,739,200 shares, and shared voting and dispositive powers with respect to none of the shares. Capital Research Global Investors is a division of Capital Research and Management Company, which acts as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital Research Global Investors reported that it held more than 5% of our outstanding common stock on behalf of SMALLCAP World Fund, Inc.

(17)
According to a Schedule 13G/A No. 1 jointly filed with the SEC on January 25, 2017, reporting the beneficial ownership of 2,925,010 shares of our common stock, each of First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation reported shared voting and dispositive powers with respect to all 2,925,010 shares, and sole voting and dispositive powers with respect to none of the shares. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P.

(18)
According to a Schedule 13G/A No. 3 filed with the SEC on February 13, 2017, reporting the beneficial ownership of 3,577,981 shares of our common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 3,513,236 shares of common stock, shared dispositive power over 64,745 shares of common stock, sole voting power with respect to 62,635 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 60,240 shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 6,900 shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

(19)
According to a Schedule 13G/A No. 2 filed with the SEC on January 27, 2017, reporting the beneficial ownership of 3,127,866 shares of our common stock, BlackRock, Inc. reported that it had sole voting power with respect to 3,016,043 shares, sole dispositive power with respect to 3,127,866 shares, and shared voting and dispositive powers with respect to none of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2016, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

              Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our CEO, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both committees or neither committee. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the applicable committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.

              Other than as described in the next two paragraphs and the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2016, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000, and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

              H. Brian Thompson, who was an independent member of the Board until the Company's 2016 Annual Meeting (which was held on June 9, 2016), is the Executive Chairman of GTT Communications, Inc., a leading global cloud networking provider to multinational clients ("GTT"). Howard Janzen is an independent member of the Board and also serves as an independent director of GTT. In October 2015, GTT completed the acquisition of One Source Networks Inc., a provider of global data, Internet, SIP trunking and managed services ("One Source"). One Source is a customer of the Company. The Company had a well-established and ongoing business relationship with One Source prior to its acquisition by GTT.

              The Company recognized revenue aggregating $121,679 from One Source in the year ended December 31, 2016 pursuant to the terms of a June 28, 2010 contract between the parties, including $22,546 for the six months ended June 30, 2016. The Company believes the terms of this contract are consistent with third-party arrangements that provide similar services.

COMPENSATION COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante and Pamela D.A. Reeve. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante Pamela D.A. Reeve

COMPENSATION DISCUSSION AND ANALYSIS

              The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Overview

              This section explains our compensation philosophy and describes the material components of our executive compensation program for our named executive officers, whose compensation is set forth in the 2016 Summary Compensation table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. Moreover, we discuss how and why the Compensation Committee made its compensation decisions involving the named executive officers for 2016.

2016 Named Executive Officers ("NEOs")

•	Raymond Dolan, our President and Chief Executive Officer
•	Susan Villare, our Interim Chief Financial Officer, Treasurer and Vice President, Financial Planning and Analysis
•	Kevin Riley, our Senior Vice President, Engineering and Operations and Chief Technology Officer
•	Jeffrey Snider, our Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
•	Michael Swade, our Senior Vice President, Worldwide Sales
•	Mark Greenquist*, our former Chief Financial Officer
•	Anthony Scarfo*, our former Executive Vice President, Services, Product Management and Corporate Development

* Effective June 15, 2016, Mr. Greenquist resigned as the Company's Chief Financial Officer. Effective July 27, 2016, Mr. Scarfo stepped down as the Company's Executive Vice President, Product Management and Corporate Development. Mr. Scarfo remained with the Company in an advisory role to assist in the transition of his duties until October 3, 2016.

2016 Financial Highlights

              We experienced modest revenue growth in 2016, but significantly improved profitability through margin expansion and cost cutting. Improved profitability will be used to drive our growth strategies for providing security for real-time internet-based communications

Consideration of Stockholder Say-on-Pay Vote

              The Compensation Committee considers the outcome of the Company's annual say-on-pay vote when making decisions regarding the Company's executive compensation program. At the 2016 Annual Meeting, approximately 43% of the votes cast on the Company's 2016 say-on-pay proposal were cast in favor of approving the compensation of the NEOs. Although this was an advisory vote and not binding on the Company, it represented clear communication to us from our stockholders to review and reconsider our NEO compensation decisions. We have therefore taken this vote seriously and enhanced our stockholder outreach efforts with 47 of our largest institutional investors, representing approximately 59% of our outstanding shares as of December 31, 2016, for the purposes of (i) gathering feedback regarding our executive compensation programs, (ii) identifying any specific concerns and issues reflected in the 2016 vote, (iii) initiating a discussion about potential changes to our program and (iv) further understanding the shareholder advisory firms' policies and how the relate to the perspectives held by our investors.

              In these discussions, stockholders were generally supportive of, and did not express substantial disagreement with, the overall design of our executive compensation program. The negative feedback that we received, however, focused primarily on (i) wanting to see fixed financial metrics in our cash bonus plans and (ii) removing any discretion for awarding bonus achievement in such plans. In response, as discussed more fully below, in 2016 the Compensation Committee utilized fixed financial metrics for our cash bonus plans, based on revenue and profitability, and implemented two half-year measurement periods to more closely align cash bonus payouts with the Company's actual performance. Giving the Compensation Committee the ability to exercise its judgment in setting fixed financial metrics over shorter, more predictable measurement periods has obviated the need for the Compensation Committee to exercise discretion in enhancing bonus achievement at the end of a bonus period. As a result, in 2016 the Compensation Committee only exercised discretion to reduce cash bonus payouts in alignment with the Company's actual performance for the applicable measurement period.

              We believe these changes to our cash bonus plans are a major step forward and responsive to stockholder input. Our 2017 cash bonus plans therefore incorporate these same design features. The Compensation Committee continues to consider the outcome of both the 2016 say-on-pay vote and our ongoing stockholder outreach efforts when making decisions regarding the Company's executive compensation in 2017 and beyond.

Industry and Company-Specific Challenges

              Since 2014, our customer base has gone through fundamental transformations, including a shift towards all-IP, all-software networks. Simultaneously, there has been massive consolidation among our customers and our competitors. The consolidation of our customers and potential customers (e.g., the acquisition of Time Warner Cable Inc. and Bright House Networks by Charter Communications, Inc.; the acquisition of XO Communications, LLC by Verizon Communications; and the pending acquisition of Level 3 Communications Inc. by CenturyLink Inc.), has left us with fewer potential customers, and the consolidation of our competitors has allowed them to compete even more effectively.

              These changes have caused traditional buying patterns to be disrupted, and in the first quarter of fiscal year 2015, our sales dropped precipitously, causing our stock price to drop precipitously too. Neither has recovered to the pre-drop levels, which means that most quantitative analyses of the company over this three-year period are not positive.

              Qualitatively, however, during this same time period our management team has transformed Sonus from predominantly a provider of "legacy" media gateways that were used by large service providers (i.e., traditional telephone carriers) to convert circuit-based calls into IP-based calls, into predominantly a provider of current- and next-generation all-IP-based products like SBCs and DSCs. Further, we are now in the midst of leading the migration of our industry from hardware-based solutions to software-based "virtual" solutions, and are developing security solutions for this challenging "real-time" communications environment.

Compensation Practices – Program Design

              Our incentive programs are designed to support our long-term business strategy.

Compensation Practices – 2016 Achievement

              Our variable compensation payouts tied to 2016 performance were below target, demonstrating alignment of Company performance and compensation.

*      The percentages represent the number of shares of Sonus common stock that vested for the 2016 performance period in connection with the performance-based restricted stock units ("PSUs") granted on March 16, 2015 ("2015 Tranche II") and April 1, 2016 ("2016 Tranche I"), respectively. The PSUs relating to the 2015 Tranche II vested at 90.4% of target for the 2016 performance period. The PSUs relating to the 2016 Tranche I vested at 76% of target for the 2016 performance period. Performance for these awards during such award's 2016 performance period was measured based on the Company's total shareholder return ("TSR") compared to pre-established relative TSR goals, based on the TSR of the NASDAQ Telecommunications Index, that were set by the Compensation Committee of the Company's Board of Directors.

Pay and Performance: CEO Pay Opportunity vs. Current Realizable Value

              Our bonus and performance-based equity payouts that were designed to be commensurate with absolute and relative Company performance resulted in alignment of pay and performance.

Methodology and Assumptions:

  -
  "CEO Pay Opportunity" means the sum of the base salary, target bonus and grant date fair value of long-term incentive awards of the CEO for that applicable year
  -
  "Realizable Value" means the sum of the base salary and target bonus the CEO received for that applicable year plus the value of the long-term incentive awards at December 31, 2016
  -
  FY14 salary and FY13-14 SMCIP opportunity reflect impact of stock-for-cash election premium
  -
  FY13 and FY14 realizable base salary reflects the value of stock-for-cash salary at the respective fiscal year end prices
  -
  FY13 and FY14 realizable SMCIP reflects value on date of vesting
  -
  FY14 base salary includes $29,167, which was cash paid to the CEO in connection with a raise
  -
  Outstanding PSUs valued at target

Executive Compensation Highlights

              The Compensation Committee has instituted a number of changes to our executive compensation program over the last few years to align our program with competitive compensation plans and evolving governance practices, and to reinforce the relationship between Company performance and executive compensation. These modifications include the following:

•
Establishing Fixed Metrics.  We strengthened the rigor of our annual incentive award program by establishing fixed metrics for each of the first and second halves of the year to reduce the possibility that the achievement of certain revenue and net income targets were either too easy or too difficult to achieve.

•
Having a formulaic framework.  We introduced a formulaic framework based on the Company's financial results relative to pre-established targets for each incentive program. These targets include revenue and profitability, which we believe are critical to longer-term success.

•
Adding Performance Awards.  In 2015, we started to issue PSUs to our Chief Executive Officer and certain of his direct reports. These awards are tied directly to our stock performance, such that the underlying shares will vest, if at all, in annual installments over three years, based on our TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.
•
Instituting Share Ownership Guidelines.  In 2014, we established share ownership guidelines for our Chief Executive Officer, our other Section 16 reporting officers and our non-employee directors. These Guidelines require six times the annual base salary for our CEO, one time the annual base salary of our Section 16 reporting officers and five times the annual cash retainer of our non-employee directors.

•
Adopting Formal Clawback Policy.  Additionally, in 2014, our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Responsiveness to Stockholder Feedback

What We Stopped Doing in Response to Shareholder Feedback
We did not exercise discretion to enhance bonus achievement –discretion exercised only to reduce cash bonus payouts
We did not exercise discretion in determining achievement of performance-based equity awards

What We Don't Do
No gross-up provisions
No pension plans or other post-employment benefit plans
No severance multipliers in excess of two times pay
No multi-year guaranteed incentive awards for executives

What We Did in Response to Shareholder Feedback
Established fixed financial metrics for our cash bonus plans, based on revenue and profitability
Added performance awards to our equity incentive compensation mix
Instituted share ownership guidelines for our executives and board members
Adopted a formal clawback policy with respect to our incentive compensation plans

What We've Always Done
Independent compensation consultant
Annual market-based review of compensation levels
Annual risk assessment of compensation plans and policies

Executive Summary of 2016 Executive Compensation Decisions

              We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our stockholders' long-term interests. In making its compensation decisions for 2016, the Compensation Committee considered, among other things, our financial and operational results for the year, the result of the say-on-pay vote at the 2016 Annual Meeting, and the achievement of the compensation objectives set by the Compensation Committee.

              Additionally, our Compensation Committee believes that the bonus and performance-based equity payouts were commensurate with absolute and relative company performance, which further supports the alignment of pay and performance.

              In 2016, our NEOs received two forms of equity compensation—grants of time-vesting restricted stock and grants of performance- and time-vesting PSUs. The chart below illustrates the proportion of direct compensation comprised of cash and equity-related awards. The "Target bonus" components represent 100% of target bonus:

2016 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)

Consistent with our compensation philosophy, at least 50% of each NEO's total direct compensation for 2016 was equity-based. The "Other NEOs" chart above does not reflect the compensation mix of Messrs. Greenquist and Scarfo, who ceased to be executive officers in 2016.

              We believe that our 2016 executive compensation program is responsive to the feedback we have received from stockholders and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

Overview of the Company's Compensation Program

              The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high-performance culture.

              Who Oversees the Company's Compensation Program?

              The Compensation Committee.    The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive.

              Role of the Compensation Consultant.    The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

              Pearl Meyer & Partners LLC ("Pearl Meyer") has served as the compensation consultant of the Compensation Committee since June 2015. The Compensation Committee assessed Pearl Meyer's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

              Roles of the Chief Executive Officer, the Chief Administrative Officer and the Vice President of Human Resources.    The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

              The Chief Administrative Officer and the Vice President of Human Resources work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

              The Compensation Committee considers, but is not bound by, recommendations made by Company management.

              Compensation Philosophy and Practices

              Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is founded on three guiding principles:

    •
    We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

    •
    We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing markets for SBCs, DSCs, policy/routing servers, network intelligence applications, and network analytics tools markets; and

    •
    We seek to retain our key executives in the face of other opportunities.

              We seek to accomplish these objectives by providing independent Board oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

              Competitive Benchmarking

              The Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group consists of publicly traded industrial companies that are in the information technology and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then the Compensation Committee considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers.

              For executive compensation relating to 2016, at Pearl Meyer's recommendation, the Compensation Committee discussed changes to the Company's peer group in December 2015, and such peer group was updated in February 2016 to remove (i) Aruba Networks, Inc. because it was acquired by HP Inc. in May 2015; (ii) Mavenir Systems, Inc. because it was acquired by Mitel Networks Corporation in April 2015; (iii) Riverbed Technology, Inc. because it was acquired by Thoma Bravo, a private equity investment firm, in April 2015; and (iv) Palo Alto Networks, Inc. because its market capitalization had grown too large in relation to the Company's market capitalization. After a review to determine if there were any additional companies that would be appropriate to add to the 2016 peer group, the Compensation Committee decided to replace these four companies with: 8x8 Inc. and Xura, Inc.

              The Compensation Committee believes that the revised peer group is relevant for purposes of benchmarking executive pay because the component companies are similar to us with respect to business model profile and size in terms of revenue and market capitalization. The revised peer group consists of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection

Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

8x8 Inc.	$184	$733

ADTRAN, Inc.	$605	$729

BroadSoft, Inc.	$255	$881

Calix, Inc.	$414	$405

Extreme Networks, Inc.	$541	$380

F5 Networks, Inc.	$1,920	$8,222

Infinera Corporation	$813	$2,567

Ixia	$506	$1,155

QLogic Corp.	$490	$898

RadiSys Corporation	$189	$99

Ruckus Wireless, Inc.	$359	$1,041

ShoreTel, Inc.	$360	$488

Xura, Inc.	$445	$561

Sonus Networks, Inc.	$250	$284

*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in November 2015. The income statement metrics reflect trailing 12-month data, generally as of September 2015, and market capitalization as of September 30, 2015.

              At Pearl Meyer's recommendation, in September 2016 and as ratified by the Compensation Committee in February 2017, the peer group was further updated to remove QLogic Corp., Ruckus Wireless, Inc., and Xura, Inc. because they were acquired by Cavium, Brocade Communications and Siris Capital Group, respectively. Further, the Compensation Committee identified two replacement companies as new peers: Aerohive Networks, Inc. and Comtech Telecommunications Corp. In identifying new peer companies, the Compensation Committee reviewed companies based on the following characteristics: they were based in the United States; they were in one of the following industries – technology hardware and equipment makers, telecommunication services, or software and services; they had annual revenue within a reasonable range of Sonus' trailing four-quarter revenue; and they offered comparable products, where possible. Compared to the peer group we previously used for executive compensation purposes, the 12 peer group companies represent a broader cross section of company sizes as measured by revenue and market capitalization. The revised peer group consists of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection

Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

8x8 Inc.	$221	$1,190

ADTRAN, Inc.	$602	$904

Aerohive Networks, Inc.	$177	$346

BroadSoft, Inc.	$314	$1,379

Calix, Inc.	$423	$366

Comtech Telecommunications Corp.	$336	$306

Extreme Networks, Inc.	$528	$410

F5 Networks, Inc.	$1,971	$8,233

Infinera Corporation	$996	$1,239

Ixia	$497	$959

RadiSys Corporation	$205	$190

ShoreTel, Inc.	$360	$537

Sonus Networks, Inc.	$264	$431

*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in September 2016. The income statement metrics reflect trailing 12-month data, generally as of June 2016, and market capitalization as of August 30, 2016.

              Compensation Components

              The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

              Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package consists primarily of restricted stock and performance units, each of which vest over time, if at all, and the value of which is tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value.

              The table below generally summarizes the elements of our compensation program for our NEOs:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low

Annual Cash Incentives	Cash	Provide a direct incentive to achieve strong operating results	High

Long-Term Equity Incentives	Restricted shares of common stock and performance share units	Encourage executive officers to build and maintain a long-term equity ownership position in Sonus so that their interests are aligned with those of our stockholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program
		Our executives do not generally receive any nonqualified deferred compensation plans or perquisites, with the exception of $16,585 paid to Mr. Dolan in connection with moving expenses he incurred in 2016	Low

              How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experiences required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also takes into account the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

              2016 Compensation Payouts

              The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

              Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

              In 2016, with the exception of Mr. Riley, who received a base salary increase from $275,000 to $325,000 in February 2016 due to his performance in 2015 and his promotion in February 2016 to Senior Vice President of Engineering and Operations and Chief Technology Officer, no changes were made to any NEO's base salary.

              Cash Bonuses.    The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if earned. The Company has one cash incentive plan — the Senior Management Cash Incentive Plan (the "SMCIP") — that covers all executive officers and certain other senior employees. Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary.

              As it did in prior years, the Compensation Committee determined that payments made under the SMCIP for 2016 would be calculated pursuant to a fixed formula based on the achievement of two financial metrics, with 60% of the Company bonus metric attributable to net income and the remaining 40% of Company bonus metric attributable to revenue. For 2016, the Compensation Committee elected to implement two half-year bonus periods such that 30% of the full year target payout was attributable to the first half of 2016 and 70% of the full year target payout was attributable to the second half of 2016.

              The Compensation Committee made the change to two, half-year measurement periods because both our industry and therefore our business have been changing so rapidly over the past few years that it became impossible to determine annual metrics that were neither too easy to achieve nor too rigorous to achieve with any predictability. Rather than set those annual metrics and then exercise discretion to align the payout with the Company's actual performance, the Compensation Committee can now exercise its judgment to adjust metrics over the shorter measurement periods. In 2016, for example, after the metrics for the first half of the year were over-achieved, the Compensation Committee set metrics for the second half of the fiscal year that were more rigorous than contemplated at the beginning of the year, which resulted in a payout for the second half of the year that was considerably below 100% and an annualized payout that was below 100% in the aggregate. The Compensation Committee believed that this was an accurate reflection of the Company's annual performance. Accordingly, our eligible NEOs received their 2016 bonus payouts in August 2016 (30% of target based on achievement of the financial metrics for the first half of 2016) and in March 2017 (70% of target based on achievement of the financial metrics for the second half of 2016).

              Based on these fixed metrics, in July 2016, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2016 was at 164% of target. However, the Compensation Committee decreased the payout of such cash bonuses to 150% of target. While the Compensation Committee has spoken with our shareholders in the past and understands that our shareholders do not embrace discretion to enhance executive compensation achievement, the Compensation Committee believed that a payout of 164% of target to executive officers was too generous and therefore elected to reduce the cash bonus payouts from 164% to 150% of target. The

Compensation Committee believed 150% of target was a sufficient percentage to motivate and incent its executive officers, while reducing expense and cash outflows.

              In February 2017, the Compensation Committee determined that the achievement level under the SMCIP for the second half of 2016 was at 69% of target. Based upon these achievement levels, the overall financial performance resulted in an aggregate cash bonus payout for 2016 of 93%.

              The performance targets for the SMCIP as well as the actual results of these financial measurements for the first and second halves of 2016 were as follows:

TARGET First Half of 2016 Bonus Metrics (in millions)

Bonus Payout	Pre-Bonus Net Income	Revenue

200%	$10.57	$132.0

100%	$0.99 to $3.52	$115.0 to $120.0

0%	$(6.05)	$95.5

ACTUAL Results for the First Half of 2016 (in millions, except percentages)

Bonus Payout	Pre-Bonus Net Income	Revenue

Actual Achievement	$11.02	$120.0

% Weighting	60%	40%

Individual Metric % Achievement	206%	100%

(%Weighting) × (Individual Metric % Achievement)	124%	40%

% Achievement for First Half of 2016	164%

% Payout for First Half of 2016	150%

TARGET Second Half of 2016 Bonus Metrics (in millions)

Bonus Payout	Pre-Bonus Net Income	Revenue

200%	$41.25	$159.50

100%	$21.54 to $23.88	$140.00 to $145.00

0%	$4.18	$116.20

ACTUAL Results for the Second Half of 2016 (in millions, except percentages)

Bonus Payout	Pre-Bonus Net Income	Revenue

Actual Achievement	$20.37	$130.7

% Weighting	60%	40%

Individual Metric % Achievement	82%	50%

(%Weighting) × (Individual Metric % Achievement)	49%	20%

% Achievement for Second Half of 2016	69%

% Payout for Second Half of 2016	69%

Aggregate % Cash Bonus Payout to NEOs for Overall Financial Performance in 2016	93%

              Based upon these achievement levels, the overall financial performance resulted in an aggregate cash bonus payout for 2016 of 93%.

              The following table summarizes the actions taken with respect to 2016 cash bonuses for our NEOs who are current executive officers:

Named Executive Officer and Principal Position(1)	Bonus Eligibility at Target Performance Under SMCIP	First Half of 2016 Cash Bonus at 30% of Target	First Half 2016 Cash Bonus Payout with Achievement of 150%	Second Half of 2016 Cash Bonus at 70% of Target	Second Half of 2016 Cash Bonus Payout with Achievement of 69%	Full Year Cash Bonus Payout as Determined by Compensation Committee(2)
Raymond Dolan President and Chief Executive Officer	100% of base salary of $600,000	$180,000	$270,000	$420,000	$289,800	$559,800
Susan Villare Interim Chief Financial Officer, Treasurer and Vice President, Financial Planning and Analysis	30% of base salary of $225,000	$20,250	$30,400	$47,250	$32,600	$63,000(3)
Kevin Riley Senior Vice President, Engineering and Operations and Chief Technology Officer	75% of base salary of $325,000	$73,125	$109,700	$170,625	$117,800	$227,500
Jeffrey Snider Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	75% of base salary of $350,000	$78,750	$118,150	$183,750	$126,800	$244,150
Michael Swade Senior Vice President, Worldwide Sales	75% of base salary of $375,000	$84,375	$126,600	$196,875	$135,900	$262,500

(1)
Mark Greenquist stepped down as our Chief Financial Officer, effective June 15, 2016, and therefore was not eligible to receive any cash bonus with respect to 2016. Anthony Scarfo stepped down as our Executive Vice President of Services, Product Management and Corporate Development, effective July 27, 2016, and remained with the Company in an advisory role to assist in the transition of his duties until October 3, 2016. Following his departure, he was not eligible for a 2016 bonus for the second half of the year under the SMCIP. Pursuant to the terms of his employment agreement, in connection with his departure, Mr. Scarfo received a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary.

(2)
Represents approximately 93% of each NEO's bonus eligibility under the SMCIP at target.

(3)
In addition, Ms. Villare received $60,000 in fixed cash bonuses in connection with her additional responsibilities as interim CFO, comprised of three $20,000 cash payments after the completion of the reporting of our financial results for each of the second, third and fourth quarters of 2016. These payments are reported in the "Bonus" column of the Summary Compensation Table, as described below.

              Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. While the Compensation Committee considers the compensation of such peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

              A description of the types of equity awards that were granted in 2016 to our NEOs under the Amended Plan follows:

              Restricted Stock Grants; PSUs.    On April 1, 2016, we issued annual grants to our CEO and his direct reports, 75% of which were in the form of time-vested restricted shares and 25% of which were in the form of PSUs. These time-vested restricted shares vest and become exercisable over a three-year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest in four equal increments semi-annually thereafter through the third anniversary of the grant date, contingent upon the individual's continued employment with the Company.

              In response to stockholder concerns, the Compensation Committee re-introduced the granting of PSUs to our executives starting in 2015 and continued this practice in 2016 as well as in 2017. PSUs constitute a meaningful portion of the long-term equity incentive compensation for our CEO and his direct reports. In each of March 2015 and April 2016, the Compensation Committee granted PSUs under the Amended Plan to our CEO and certain of his direct reports. The PSUs will vest, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies for each year included in the NASDAQ Telecommunications Index at the time of grant (the "Relative TSR"), measured by the Compensation Committee at the end of each of the one-year periods ending on December 31st on a linear sliding scale rounded to the nearest whole percentile, as follows:

March 2015 PSU Award – Tranche II		April 2016 PSU Award – Tranche I

Achievement	Payout	Achievement	Payout

Under 25th Percentile	0%	Under 25th Percentile	0%

25th Percentile	80%	25th Percentile	50%

50th Percentile	100%	50th Percentile	100%

75th Percentile	120%	75th Percentile	150%

Above 75th Percentile	120%	Above 75th Percentile	200%

              The Compensation Committee chose to use annual, as opposed to three-year cumulative, metrics for the grant of its PSUs for two principal reasons. The first was that the PSUs were granted in response to stockholder feedback, and were granted in lieu of, not in addition to, time-vesting restricted shares. Because the PSUs are generally perceived to be more rigorous and therefore less likely to vest, they provide less motivation and retention value to our executives. To mitigate this diminution while still responding to shareholder concerns, the Compensation Committee determined to permit partial vesting of the PSUs on an annual basis. The second reason the Compensation Committee used annual vesting for the grant of PSUs was because each of our industry and our business is changing so rapidly that the Compensation Committee concluded that annual incentives provided better alignment between effort and incentive than three-year metrics. Simply put, with so much fundamental change, the Compensation Committee believed it was difficult to put a stake in the ground three years in the future and expect PSUs to provide our executive officers with much incentive to march to it.

              For the same reasons that the Compensation Committee chose to use annual, as opposed to three-year cumulative, metrics for the grant of its PSUs, the Compensation Committee elected to grant 25% performance-based equity awards as opposed to 50% or more. The Compensation Committee determined that 25% performance-based equity awards would provide a balance that would be responsive to stockholder concerns while motivating our executive officers to remain with the Company and work to overcome industry and Company-specific challenges.

              Additionally, the Compensation Committee changed the payout metrics relating to the PSU grants for 2016. This change was intended to achieve two goals. First, the Compensation Committee wanted to reduce the PSU payout if TSR achievement was below the 50th percentile. In 2015, the executive officers would have received an 80% payout for a 25th percentile TSR achievement (in fact, achievement was below the 25th percentile and the PSUs were forfeited for that year). For 2016, the Compensation Committee changed the scale so that our executive officers would have received only a 50% payout for achievement at the 25th percentile. With a sliding scale in between the metrics, our executive officers would have received less of a payout at every percentile below the 50th percentile. Second, to replace the incentive that was removed below the 50th percentile, the Compensation Committee elected to provide greater payout opportunity above the 50th percentile. In other words, our executive officers would only receive a better payout if the Company had better results. The payout scale above the 75th percentile was designed to mirror the cliff function at the 25th percentile, such that if the Company achieved in the top quartile, our executive officers would be rewarded for the same reason that they would receive no payout (such as in 2015) for performance in the bottom quartile.

              The performance criteria for our PSUs is not based on the Company's TSR as a stand-alone metric, but is a relative metric. If the TSR of our industry is low or high, the performance of the Company, and therefore our executives, is judged accordingly. For the companies included in the NASDAQ Telecommunications Index in 2016, a TSR of -20.3% would place a company in the 25th percentile, a TSR of 3.0% would place a company in the 50th percentile and a TSR of 28.3% would place a company in the 75th percentile. Our TSR in 2016 was -7.67%. As a result, in February 2017, the Compensation Committee determined that the Company's TSR in 2016, even though negative, placed us at the 38th percentile and, accordingly, (i) the performance metrics for the PSUs granted on March 16, 2015 were achieved for the 2016 performance period at the 90.4% achievement level; and (ii) the performance metrics for the PSUs granted on April 1, 2016 were achieved for the 2016 performance period at the 76.0% achievement level. Therefore, 47,856 PSUs in the aggregate for the 2016 performance period vested for our CEO and certain of his direct reports, while 10,060 shares in the aggregate were forfeited. The following chart provides a summary of the PSUs eligible for vesting as they relate to the 2016 performance period:

PSU Grant Date	Performance Metrics Achievement Level for 2016 Performance Period	Aggregate Number of PSUs Eligible for Vesting*	Aggregate Number of PSUs Vested*	Aggregate Number of PSUs Forfeited*

March 16, 2015	90.4%	26,666	24,106	2,560

April 1, 2016	76.0%	31,250	23,750	7,500

Total		57,916	47,856	10,060

*    The eligible vesting date for the PSUs granted on March 16, 2015 relating to the 2016 performance period was March 16, 2017. The eligible vesting date for the PSUs granted on April 1, 2016 relating to the 2016 performance period was April 1, 2017.

              Additionally, in connection with Mr. Riley's promotion to Chief Technology Officer and Senior Vice President of Engineering and Operations, on February 16, 2016, Mr. Riley received a restricted stock grant of 25,000 shares, of which 33% vested on February 16, 2017 and the remaining 67% will vest in four equal increments of 16.75% semi-annually thereafter through the third anniversary of the grant date, subject to his continued employment with the Company.

              In recognition of Ms. Villare's service and performance in 2016 as our interim Chief Financial Officer, on December 15, 2016, Ms. Villare received a restricted stock grant of 25,000 shares, of which 33% will vest on December 15, 2017 and the remaining 67% will vest in four equal increments of 16.75% semi-annually thereafter through the third anniversary of the grant date, subject to her continued employment with the Company.

              Stock Ownership Requirements

              The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our directors, Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum number of shares of Company common stock within a certain number of years of joining the Board or the Company, respectively. As of the record date, each of our directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our non-employee directors, Chief Executive Officer and other Section 16 reporting officers as a multiple of annual base salary are as follows:

Title	Multiple of Annual Base Salary

Chief Executive Officer	6 times annual base salary

Section 16 Reporting Officers	1 times annual base salary

Non-Employee Directors	5 times annual cash retainer

              Each individual that is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured quarterly by the Compensation Committee.

              Benefits and Other Compensation

              Benefit Plans.    We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis, with the exception of $16,585 paid to Mr. Dolan in 2016 in connection with moving expenses he incurred in 2016. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. With the exception of our CEO, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan, as amended (the "ESPP"). We do not provide pension arrangements or post-retirement health coverage for our NEOs. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have entered into indemnification agreements with our executive officers and directors.

              Severance Agreements.    We have entered into severance agreements with each of our NEOs. The severance agreements generally provide that, upon termination of the executive officer's employment without cause, the NEO is entitled to severance payments equal to 100% of his or her base salary and target cash bonus (or 150% for our CEO), and continued health plan premium payments for up to 12 months (or 18 months for our CEO). The severance agreements also generally provide that, upon an involuntary termination in connection with a change in control, or upon a resignation for good reason in connection with a change in control (each as defined in the applicable severance agreement), the executive officer is entitled to 150% of his or her base salary and target cash bonus (or 200% for our CEO), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options. The severance terms of our interim CFO did not change with her promotion and therefore she is entitled to 100% of her base salary and target cash bonus upon an involuntary termination in accordance with a change in control or upon a resignation for good reason in connection with a change in control. None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control. The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

              Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

              The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved by the Chief Financial Officer or the General Counsel. Our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

              Tax and Accounting Considerations

              Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

              Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

              The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our programs do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

    •
    we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

    •
    the variable bonus compensation of our executive officers who are covered by the SMCIP is not tied to any individual metric;

    •
    the stock ownership guidelines are applicable to our directors and executive officers to align their interests with those of our stockholders;

    •
    our stock option and restricted stock awards generally vest over a period of three or four years and are only valuable if our stock price increases over time; and

    •
    none of our incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

              The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the NEOs to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.

Compensation Decisions for 2017

              In response to stockholder feedback that we received over the past few years, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation for 2017. For 2017, the Compensation Committee continued to implement two half-year bonus periods; provided, however, that 20% of the full year target payout will be attributable to performance in the first half of 2017 and 80% of the full year target payout will be attributable to the second half of 2017. Our Compensation Committee has established the construct and fixed the metrics relating to revenue and net income for the Company's executive bonus compensation program for the first half of the year. For the second half of 2017, the Compensation Committee will maintain the same construct for the executive bonus compensation program but will change the metrics relating to revenue and net income to align payout with the Company's actual performance, thereby reducing the possibility that the metrics are either too easy or too difficult to achieve.

              Our annual equity incentive grant date for all of our employees has historically been March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. However, for 2017, the annual equity incentive grant date occurred on March 31, 2017, when we issued annual grants to our Chief Executive Officer and certain of his direct reports, 75% of which were in the form of time-vested restricted shares and 25% of which were in the form of PSUs. The time-vested restricted shares vest and become exercisable over a three-year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest in four equal increments semi-annually thereafter through the third anniversary of the grant date. The PSUs granted on March 31, 2017, which constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports, will vest, if at all, based on the Company's TSR for each of 2017, 2018 and 2019 relative to the TSR of each of the companies for the same comparable periods included in the NASDAQ Telecommunications Index at the time of grant, subject, in each case, to the continued employment of the executive. The aggregate number of the PSUs that vest may range from zero shares to 200% of such shares.

              Our Compensation Committee believes that PSU grants tied directly to our stock price more closely align the interests of our Chief Executive Officer and his direct reports with those of our stockholders.

Conclusion

              We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our stockholders. We will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Stockholder input will continue to be an important consideration in our annual executive compensation evaluation process.

EXECUTIVE COMPENSATION TABLES

              The following table sets forth, for the year ended December 31, 2016 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our interim Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2016 (collectively, the "active Named Executive Officers" or the "active NEOs"), as well as our former Chief Financial Officer and our former Executive Vice President, Services, Product Management and Corporate Development (collectively with the active NEOs, the "Named Executive Officers" or the "NEOs").

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Raymond Dolan (6)	2016	$600,000	$—	$1,230,500	$—	$559,800	$35,134	$2,425,434
President and Chief	2015	$600,000	$—	$2,351,000	$1,659,680	$750,000	$16,263	$5,376,943
Executive Officer	2014	$529,168	$—	$3,162,797	$2,110,300	$—	$21,008	$5,823,273

Susan Villare (7)	2016	$225,000	$60,000	$425,850	$—	$63,000	$18,549	$792,399
Interim Chief Financial
Officer, Treasurer and Vice President, Financial Planning and Analysis

Kevin Riley (8)	2016	$320,833	$—	$788,500	$—	$277,500	$16,845	$1,353,678
Senior Vice President,	2015	$275,000	$—	$1,123,500	$—	$325,000	$18,012	$1,741,512
Engineering and Operations and Chief Technology
Officer

Jeffrey Snider (9)	2016	$350,000	$—	$615,250	$—	$244,950	$18,549	$1,228,750
Senior Vice President, Chief	2015	$350,000	$—	$951,700	$—	$351,563	$15,553	$1,668,816
Administrative Officer,	2014	$303,237	$—	$480,956	$486,510	$—	$15,553	$1,286,256
General Counsel and Corporate Secretary

Michael Swade (10)	2016	$375,000	$—	$615,250	$—	$262,500	$18,549	$1,271,299
Senior Vice President,	2015	$365,340	$—	$1,605,000	$—	$295,313	$16,263	$2,281,916
Worldwide Sales

Mark Greenquist (11)	2016	$165,000	$—	$615,250	$—	$—	$8,518	$788,768
Former Chief Financial	2015	$360,000	$—	$1,155,150	$—	$337,500	$13,940	$1,866,590
Officer	2014	$360,000	$50,000	$497,755	$162,170	$—	$32,948	$1,102,873

Anthony Scarfo (12)	2016	$301,539	$—	$615,250	$—	$135,000	$723,990	$1,775,779
Former Executive Vice	2015	$400,000	$—	$1,037,600	$—	$375,000	$11,619	$1,824,219
President, Services, Product	2014	$400,000	$—	$553,060	$810,850	$—	$15,553	$1,779,463
Management and Corporate
Development

(1)
The amount shown in this column for Ms. Villare for 2016 represents three fixed cash bonus payments in connection with her additional responsibilities as interim CFO, comprised of three $20,000 cash payments after the completion of the reporting of our financial results for each of the second, third and fourth quarters of 2016. The amount shown in this column for Mr. Greenquist for 2014 represents a fixed cash bonus payment.

(2)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. We use the Black-Scholes valuation model to calculate the grant date fair value of stock options. The Black-Scholes valuation model incorporates assumptions regarding the risk-free rate of return, expected stock dividends, stock price volatility and the estimated life of options to calculate the grant date fair value of an option. For a discussion of the assumptions used in granting stock awards in 2014 and 2015, please see Note 15 of our Annual Report on Form 10-K for the year ended December 31, 2016. Generally, the grant date fair value of restricted stock awards is equal to the closing price of our stock on the date of grant. The PSUs we have granted to our NEO's have both service and market conditions. The inclusion of a market condition requires the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity included in the market index and the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the PSUs.

A portion of the amounts reported in 2014 for Mr. Dolan ($1,092,797) and all of the amounts reported in 2014 for Messrs. Greenquist and Scarfo represent the amounts payable under our SMCIP with respect to 2014, which were determined pursuant to a fixed formula based on a single financial metric, net income, and were calculated by multiplying the percentage achievement of such performance metric by the bonus at target for each participant. In early 2014, each NEO elected to receive his 2014 bonus, if any, under our SMCIP in the form of restricted stock. Payment based on the amount approved by the Compensation Committee was made in shares of restricted stock of the Company on February 20, 2015, which shares vested immediately. The amounts in the table above represent the fair values of the bonus shares as of the date that the grant date criteria were met for accounting purposes and accordingly, the fair values of the 2014 bonus shares reported in the table above differ from the actual calculated bonus amounts against which the number of shares granted to each NEO was calculated. The grant date fair values of these awards incorporated the one-year post-vest trading restriction. The number of shares actually issued to each NEO was based on an approximately 105% achievement level, and the number of such shares was increased by 50% as the result of the bonuses being paid in shares of restricted stock. The number of shares granted to each NEO was determined by dividing the total bonus amount by $15.40, the closing price of our common stock on January 2, 2014, rounded up for fractional shares. If the maximum level of performance conditions had been achieved under our SMCIP for 2014, the fair values of the bonus shares received by Messrs. Dolan, Greenquist and Scarfo would have been equal to $2,071,664, $943,592 and $1,048,461, respectively.

(3)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts reflect the grant date fair value of each option award granted to each NEO. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model. The assumptions we use in calculating these amounts are discussed in Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. Our NEOs did not receive any grants of stock options in 2016.

(4)
The amounts shown in this column represent the amounts earned under our SMCIP with respect to 2016. For 2016, the Compensation Committee elected to implement two half-year bonus periods such that 30% of the full year target payout was attributable to the first half of 2016 and 70% of the full year target payout was attributable to the second half of 2016. The Compensation Committee determined the financial metrics upon which such bonus payments would be made on the same half-year basis. Accordingly, our eligible NEOs received their 2016 bonus payouts in August 2016 (30% of target based on achievement of the financial metrics for the first half of 2016) and in March 2017 (70% of target based on achievement of the financial metrics for the second half of 2016). Based on these fixed metrics, in July 2016, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2016 was at 164% of target. However, the Compensation Committee determined to decrease the payout of cash bonuses to 150% of target. In February 2017, the Compensation Committee determined that the achievement level under the SMCIP for the second half of 2016 was at 69% of target. Based upon these achievement levels, the overall financial performance resulted in an aggregate cash bonus payout for 2016 of 93%.

The amounts shown in this column for 2015 represent the amounts earned under our SMCIP with respect to 2015. On December 26, 2014, the NEOs elected to receive all of their 2015 bonus, if any was earned, in the form of restricted stock (the "2015 Bonus Shares"). The number of shares of the Company's common stock that would be granted to the NEOs would be calculated by dividing an amount equal to 1.5 times each NEO's 2015 Bonus earned by $20.55, the closing price of our common stock on January 2, 2015. We determined that the grant date criteria for the 2015 Bonus Shares was met on July 2, 2015 and accordingly, recorded stock-based compensation expense based on the grant date fair value of $6.79 per share. In September 2015, the Compensation Committee considered the impact on employee retention and incentive compensation caused by the drop in price of our common stock since January 2, 2015, and indicated its intent to pay the NEOs their 2015 bonus, if any was earned, in cash. As a result, on September 25, 2015, we reclassified the stock-based compensation expense recorded through that date in connection with the 2015 Bonus Shares from Additional paid-in capital to Accrued expenses and recorded incremental bonus expense to properly reflect the liability related to such cash payment of the 2015 bonus. We did not record any additional stock-based compensation expense in subsequent periods in connection with the 2015 Bonus Shares, but instead recorded bonus expense through December 31, 2015. The 2015 bonus was paid in cash to the NEOs on March 15, 2016. With the exception of Mr. Riley, the amounts represent the bonus amounts payable based on a 125% achievement level. Mr. Riley's bonus achievement of 125% would have equaled $304,688. However, in recognition of Mr. Riley's performance during 2015, his recent promotion and the accompanying increase in his base salary and bonus at target, the Chief Executive Officer recommended and the Compensation Committee agreed to award Mr. Riley a bonus in the fixed amount of $325,000.

(5)
The Company portions of health insurance premiums and 401(k) matching contributions included in this column are also provided to all employees of the Company, with the amounts dependent upon the levels of health and group term life insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid and 401(k) matching contributions are not considered perquisites but are reported as income earned for each NEO.

(6)
On January 2, 2014, Mr. Dolan elected to receive restricted shares of the Company's common stock in lieu of his base salary in cash for the period from January 1, 2014 through December 31, 2014 (the "2014 Dolan Salary Shares"). Mr. Dolan had previously not received any cash salary payments from the Company for this period. On January 2, 2014, the Company granted Mr. Dolan 48,701 shares of restricted common stock (having a total grant date fair value of $750,000, equal to 1.5 times Mr. Dolan's base salary for the year ended December 31, 2014). The number of shares was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $15.40, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2014 Dolan Salary Shares vested on December 31, 2014. In addition, effective September 16, 2014, Mr. Dolan's base salary was increased to $600,000. For the remainder of 2014, such increase was prorated and paid in cash in an amount equal to $29,167 (the "Dolan Prorated Salary Cash Payment") pursuant to the Company's general payroll practices and was not subject to any stock-for-cash election. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2014 in the table above represents the Dolan Prorated Salary Cash Payment plus the $500,000 in salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares. In addition, the amount reported for Mr. Dolan as "Stock Awards" for 2014 in the table includes $250,000, which is the amount in excess of the salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares.

  Mr. Dolan's 2016 "All Other Compensation: of $35,134 is comprised of $17,549 for the Company's portion of his health insurance, $16,585 for reimbursement of his moving costs and $1,000 for the Company's matching contribution to his 401(k) account. Mr. Dolan's 2015 "All Other Compensation" of $16,263 is related to health insurance. Mr. Dolan's 2014 "All Other Compensation" of $21,008 is related to health insurance and comprised of $15,553 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf, as Mr. Dolan did not receive a cash salary in 2014 with the exception of $29,167 in cash paid to him in connection with his salary increase effective in September 2014.

(7)
Ms. Villare's 2016 "All Other Compensation" of $18,549 is comprised of $17,549 for the Company's portion of her health insurance and $1,000 for the Company's matching contribution to her 401(k) account.

(8)
Mr. Riley's 2016 "All Other Compensation" of $16,845 is comprised of $12,514 for the Company's portion of his health insurance, $3,331 related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley and $1,000 for the Company's matching contribution to his 401(k) account. Mr. Riley's 2015 "All Other Compensation" of $18,012 is comprised of $11,594 related to health insurance and $6,418 related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley.

(9)
Mr. Snider's 2016 "All Other Compensation" of $18,549 is comprised of $17,549 for the Company's portion of his health insurance and $1,000 for the Company's matching contribution to his 401(k) account. Mr. Snider's 2015 "All Other Compensation" of $15,553 relates to health insurance. Mr. Snider's 2014 "All Other Compensation" of $15,553 relates to health insurance.

(10)
Mr. Swade's 2016 "All Other Compensation" of $18,549 is comprised of $17,549 for the Company's portion of his health insurance and $1,000 for the Company's matching contribution to his 401(k) account. Mr. Swade's 2015 "All Other Compensation" of $16,263 relates to health insurance.

(11)
Mr. Greenquist's 2016 "All Other Compensation" of $8,518 is comprised of $7,518 for the Company's portion of his health insurance through June 15, 2016 and $1,000 for the Company's matching contribution to his 401(k) account. Mr. Greenquist's 2015 "All Other Compensation" of $13,940 is related to health insurance. Mr. Greenquist's 2014 "All Other Compensation" of $32,948 is comprised of $17,395 related to lodging expenses and $15,553 related to health insurance.

(12)
Mr. Scarfo's 2016 "All Other Compensation" of $723,990 is comprised of $700,000 of cash payments representing 12 months of salary and bonus and $12,540 for continued health insurance in connection with Mr. Scarfo's separation from the Company effective October 3, 2016, $10,450 for the Company's portion of his health insurance through October 3, 2016 and $1,000 for the Company's matching contribution to his 401(k).Mr. Scarfo's 2015 "All Other Compensation" of $11,619 relates to health insurance. Mr. Scarfo's 2014 "All Other Compensation" of $15,553 relates to health insurance.

Grants of Plan-Based Awards in 2016

              The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2016:

2016 GRANTS OF PLAN-BASED AWARDS

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option

Name	Grant Date	Committee Action(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(4)

Raymond Dolan	4/1/16	3/28/16				—	37,500	75,000				$384,500
	4/1/16	3/28/16							112,500			$846,000
	—	2/8/16	$—	$180,000	$360,000
	—	9/13/16	$—	$420,000	$840,000

Susan Villare	4/1/16	3/28/16							30,000			$225,600
	12/15/16	12/8/16							25,000			$170,250
	—	2/8/16	$—	$20,250	$40,500
	—	9/13/16	$—	$47,250	$94,500

Kevin Riley	2/16/16	2/8/16							25,000			$173,250
	4/1/16	3/28/16				—	18,750	37,500				$192,250
	4/1/16	3/28/16							56,250			$423,000
	—	2/8/16	$—	$73,125	$146,250
	—	9/13/16	$—	$170,625	$341,250

Jeffrey Snider	4/1/16	3/28/16				—	18,750	37,500				$192,250
	4/1/16	3/28/16							56,250			$423,000
	—	2/8/16	$—	$78,750	$157,500
	—	9/13/16	$—	$183,750	$367,500

Michael Swade	4/1/16	3/28/16				—	18,750	37,500				$192,250
	4/1/16	3/28/16							56,250			$423,000
	—	2/8/16	$—	$84,375	$168,750
	—	9/13/16	$—	$196,875	$393,750

Mark Greenquist (5)	4/1/16	3/28/16				—	18,750	37,500				$192,250
	4/1/16	3/28/16							56,250			$423,000
	—	2/8/16	$—	$81,000	$182,000

Anthony Scarfo (6)	4/1/16	3/28/16				—	18,750	37,500				$192,250
	4/1/16	3/28/16							56,250			$423,000
	—	2/8/16	$—	$90,000	$180,000

(1)
Date on which the Compensation Committee took action to approve the award or the performance metrics for achievement of such award, as applicable.

(2)
The amounts shown in this column represent the bonus amounts potentially payable under our SMCIP with respect to 2016. For 2016, the Compensation Committee elected to implement two half-year bonus periods such that 30% of the full year target payout was attributable to the first half of 2016 and 70% of the full year target payout was attributable to the second half of 2016. On February 8, 2016 and September 13, 2016, the Compensation Committee determined the financial metrics upon which such bonus payments would be made for the first and second halves of 2016, respectively. Accordingly, our eligible NEOs received their 2016 bonus payouts in August 2016 (30% of target based on achievement of the financial metrics for the first half of 2016) and in March 2017 (70% of target based on achievement of the financial metrics for the second half of 2016). Based on these fixed metrics, on July 20, 2016, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2016 was at 164% of target. However, the Compensation Committee determined to decrease the payout of cash bonuses to 150% of target. On February 8, 2017, the Compensation Committee determined that the achievement level under the SMCIP for the second half of 2016 was at 69% of target. Based upon these achievement levels, the overall financial performance resulted in an aggregate cash bonus payout for 2016 of 93%.

(3)
On April 1, 2016, we granted an aggregate of 131,250 PSUs under the Amended Plan with both market and service conditions to our NEOs. The terms of the PSUs are such that up to one-third of the shares subject to the PSUs will vest on each of the first, second and third anniversaries of the date of grant to the extent of achievement of our TSR compared to the TSR of the companies included in the NASDAQ Telecommunications Index for the same Performance Period, measured by the Compensation Committee at the end of the one year periods ending on December 31, 2016, 2017 and 2018, respectively (each, a "Performance Period"). The shares determined to be earned will vest on the anniversary of the grant date following each Performance Period. Shares subject to the PSUs that fail to be earned will be forfeited. The PSUs include a market condition that required the use of a Monte Carlo simulation approach to model future stock movements based upon the risk-free rate of return, the volatility of each entity and the pair-wise covariance between each entity. These results were then used to calculate the grant date fair values of the PSUs. Under ASC 718, we are required to record expense related to the PSUs regardless of whether the market conditions are satisfied and the shares ultimately vest. In February 2017, the Compensation Committee determined that the performance metrics for the PSUs granted on April 1, 2016 were achieved for the 2016 performance period at the 76.0% achievement level for Relative TSR at the 38th percentile and accordingly, the related PSUs held by our Named Executive Officers aggregating 24,106 units were released to the respective grant-holders and the remaining 2,560 forfeited.

(4)
Amounts reflect the grant date fair values of the restricted stock awards and units and stock option grants estimated in accordance with ASC 718 as of the respective grant dates.

(5)
Mr. Greenquist resigned his position with the Company effective June 15, 2016 and accordingly, did not receive his cash bonus under the SMCIP for the first half of 2016. Due to the date of his resignation, he was not included in the metrics for the SMCIP for the second half of 2016 and accordingly, there is only one grant in the table above for "Estimated Future Payments Under Non-Equity Incentive Plan Awards" related to Mr. Greenquist.

(6)
Mr. Scarfo received his bonus payment under the SMCIP for the first half of 2016. On July 27, 2016, we announced that Mr. Scarfo was stepping down as Executive Vice President, Services, Product Management and Corporate Development, effective immediately, but would remain with the Company in an advisory role to assist in the transition of his duties until October 3, 2016. As a result, Mr. Scarfo was not included in the metrics for the SMCIP for the second half of 2016 and accordingly, there is only one grant in the table above for "Estimated Future Payments Under Non-Equity Incentive Plan Awards" related to Mr. Scarfo. However, Mr. Scarfo received certain payments in connection with his separation from the Company, including payment of a full year's target bonus under SMCIP. These payments are included in the "All Other Compensation" column of the "Summary Compensation Table".

Outstanding Equity Awards at Fiscal Year End

              The following table sets forth information concerning stock options and unvested stock awards held by the NEOs as of December 31, 2016:

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Raymond P. Dolan	200,000	—		$16.90	10/12/20			16,667	$105,002
	125,000	—		$14.60	3/16/22			37,500	$236,250
	84,375	5,625		$12.55	3/15/23	50,000	$315,000
	78,750	11,250		$16.50	6/17/23	37,499	$236,244
	137,500	62,500		$18.10	3/17/24	66,666	$419,996
	116,389	83,611		$16.05	3/16/25	112,500	$708,750

Susan Villare	12,134	—		$14.45	3/15/22	10,000	$63,000
	3,500	375		$12.55	3/15/23	3,333	$20,998
	5,250	750		$16.50	6/17/23	30,000	$189,000
	6,193	2,815		$18.10	3/17/24	25,000	$157,500

Kevin Riley	7,000	—		$14.75	6/15/21			11,667	$73,502
	1,300	—		$14.45	3/15/22			18,750	$118,125
	15,000	—		$8.80	12/17/22	5,000	$31,500
	5,625	375		$12.55	3/15/23	26,249	$163,369
	13,125	1,875		$16.50	6/17/23	25,000	$157,500
	3,500	1,300		$15.40	1/15/24	56,250	$354,375
	20,625	9,375		$18.10	3/17/24

Jeffrey Snider	29,750	—		$9.70	6/15/19			8,334	$52,504
	25,000	—		$11.40	10/17/21			18,750	$118,125
	10,416	—		$14.45	3/15/22	3,125	$19,688
	28,125	1,875		$12.55	3/15/23	18,749	$118,119
	30,625	4,375		$16.50	6/17/23	13,333	$83,998
	41,250	18,750		$18.10	3/17/24	56,250	$354,375

Michael Swade	19,375	10,625		$16.10	5/15/24			16,667	$105,002
								18,750	$118,125
						3,750	$23,625
						5,000	$31,500
						37,499	$236,244
						56,250	$354,375

Mark T. Greenquist	—	—		$—		—	$—	—	$—

Anthony Scarfo	30,000	—		$11.90	10/2/19
	20,000	—		$14.45	10/2/19
	50,000	—		$11.25	10/2/19
	40,000	—		$12.55	10/2/19
	55,000	—		$16.50	10/2/19
	37,500	—		$14.55	10/2/19
	87,500	—		$18.10	10/2/19

(1)
Of Mr. Dolan's 5,625 unvested stock options, 1,875 vested on the 15th of each month through March 15, 2017. Of Mr. Dolan's 11,250 unvested stock options, 1,875 will vest on the 17th of each month through June 17, 2017. Of Mr. Dolan's 62,500 unvested stock options, 4,167 will vest on the 17th of each month through March 17, 2018. Of Mr. Dolan's 83,611 unvested stock options, 5,574 will vest on the 16th of each month through March 16, 2018.

Of Ms. Villare's 375 unvested stock options, 125 vested on the 15th of each month through March 15, 2017. Of Ms. Villare's 750 unvested stock options, 125 will vest on the 17th of each month through June 17, 2017. Of Ms. Villare's 2,815 unvested stock options, 188 will vest on the 17th of each month through March 17, 2018.

Of Mr. Riley's 375 unvested stock options, 125 vested on the 15th of each month through March 15, 2017. Of Mr. Riley's 1,875 unvested stock options, 313 will vest on the 17th of each month through June 17, 2017. Of Mr. Riley's 1,300 unvested stock options, 100 will vest on the 15th of each month through January 15, 2018. Of Mr. Riley's 9,375 unvested stock options, 625 will vest on the 17th of each month through March 17, 2018.

Of Mr. Snider's 1,875 unvested stock options, 625 vested on the 15th of each month through March 15, 2017. Of Mr. Snider's 4,375 unvested stock options, 729 will vest on the 17th of each month through June 17, 2017. Of Mr. Snider's 18,750 stock options, 1,250 will vest on the 17th of each month through March 17, 2018.

Of Mr. Swade's 10,625 unvested stock options, 625 will vest on the 5th of each month through May 5, 2018.

Mr. Greenquist resigned his position with the Company effective June 15, 2016 and accordingly, forfeited his unvested stock options and stock awards.

In connection with Mr. Scarfo's separation from the Company effective October 3, 2016, the vesting of certain of his outstanding stock options, shares of restricted stock and performance-based stock units was accelerated to October 3, 2016, and any remaining unvested stock options, shares of restricted stock and performance-based stock units were forfeited. Additionally, the exercise period for his exercisable stock options was extended to October 2, 2019.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $6.30, the closing market price of our common stock on December 30, 2016.

Option Exercises and Stock Vested

              The following table summarizes for the NEOs in 2016 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and stock awards and the value realized, before payout of any applicable withholding tax. None of our current executives exercised stock options during 2016.

 2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Vesting ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	—	—	95,835	$781,638
Susan Villare	—	—	12,917	$101,127
Kevin Riley	—	—	28,751	$222,570
Jeffrey Snider	—	—	31,668	$247,785
Michael Swade	—	—	42,501	$327,895
Mark T. Greenquist	—	—	22,501	$171,120
Anthony Scarfo	—	—	101,981	$790,029

(1)
Of the 95,835 shares that vested and were released to Mr. Dolan in 2016, 45,136 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 12,917 shares that vested and were released to Ms. Villare in 2016, 4,125 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 28,751 shares that vested and were released to Mr. Riley in 2016, 9,342 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 31,668 shares that vested and were released to Mr. Snider in 2016, 10,455 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 42,501 shares that vested and were released to Mr. Swade in 2016, 12,896 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 22,501 shares that vested and were released to Mr. Greenquist in 2016, 7,312 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 101,981 shares that vested and were released to Mr. Scarfo in 2016, 50,203 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

EQUITY COMPENSATION PLAN INFORMATION

              The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	5,340,396(1)	$15.92(2)	3,399,885(3)
Equity Compensation Plans Not Approved by Stockholders	527,014(4)	$13.84(5)	—(6)

Total	5,867,410(7)		3,399,885

(1)
Consists of 5,083,092 options to purchase common stock of the Company, 110,219 RSUs and 147,085 PSUs, all of which do not have voting or other rights of ownership, under the Amended Plan or the Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"). Excludes purchase rights accruing under the ESPP.

(2)
Represents the weighted average exercise price for the 4,846,879 outstanding options to purchase the Company's common stock under the Amended Plan and 236,213 outstanding options to purchase the Company's common stock under the 1997 Plan. The RSUs and PSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. As such, the weighted average exercise price does not take these awards into account.

(3)
Consists of shares available for future issuance under the Amended Plan and the ESPP. As of December 31, 2016, 1,718,751 shares of common stock were available for issuance under the Amended Plan and 1,681,134 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2016, the shares available under the Amended Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based awards or other equity-based awards. However, shares granted under the Amended Plan in the form of awards other than options or SARs reduce the remaining available pool of shares at a ratio of 1:1.50 (or 1:1 if Proposal 2, approving the amendment and restatement of the Amended Plan, is approved by our stockholders at our 2017 Annual Meeting).

(4)
In connection with the Company's August 24, 2012 acquisition of NET, the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008 Plan"). In connection with the Company's February 19, 2014 acquisition of PT, the Company assumed PT's 2001 Stock Option Plan (the "2001 Plan"), 2003 Omnibus Incentive Plan (the "2003 Plan") and 2012 Stock Incentive Plan (the "2012 Plan"). The amount reported here is comprised of options to purchase an aggregate of 442,937 shares of common stock under the 2008 Plan and options to purchase 84,077 shares of common stock in the aggregate under the 2001 Plan, 2003 Plan and 2012 Plan. These amounts include options that were either outstanding as of the respective dates of acquisition of NET and PT and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. At the time of the acquisition of PT, no future awards could be granted under either the 2001 Plan or the 2003 Plan. As of December 2, 2014, no future awards could be granted under either the 2008 Plan or 2012 Plan.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock outstanding under the 2008 Plan, 2001 Plan, 2003 Plan and 2012 Plan (see Note 4 above).

(6)
At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the Amended Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the Amended Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the Amended Plan.

(7)
Represents 5,610,106 options outstanding, in the aggregate, under both approved and unapproved Sonus Plans (as defined under the heading "Stock Option and Restricted Stock Grant Policy"); 110,219 outstanding RSUs under approved Sonus Plans; and 147,085 outstanding PSUs under approved Sonus Plans. This number excludes 2,030,028 outstanding RSAs, as the RSAs carry all rights of ownership with the exception of the ability to trade the shares until such shares are released, if at all, to the award recipients.

2008 Plan

No new awards have been granted under the 2008 Plan since December 2, 2014, the date of the Company's special meeting of stockholders when our stockholders approved amendments to the Amended Plan that, among other matters, transferred all shares available for grant at the time from the 2008 Plan to the Amended Plan; however, awards previously granted under the 2008 Plan remained outstanding. Any outstanding awards under the 2008 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Amended Plan.

The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our Board consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award and (2) the price per share of common stock covered by each such outstanding award under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

2012 Plan

No new awards have been granted under the 2012 Plan since December 2, 2014, the date of the Company's special meeting of stockholders when our stockholders approved amendments to the Amended Plan that, among other matters, transferred all shares available for grant at the time from the 2012 Plan to the Amended Plan; however, awards previously granted under the 2012 Plan remained outstanding. Any outstanding awards under the 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2012 Plan will be returned to the Amended Plan.

Subject to the limitations in the 2012 Plan, our Board may at any time unilaterally amend any unexercised, unearned or unpaid award, including, but not by way of limitation, awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (i) any such amendment which, in the opinion of our Board, materially impairs the rights or materially increases the obligation of a participant under an outstanding award will be made only with the consent of the participant (or, upon the participant's death, the person having the right to exercise the award), except that amendments to implement administrative changes to the 2012 Plan that are deemed necessary or advisable by our Board for compliance with laws will not require participant consent, and (ii) no such amendment will cause a violation of Section 409A of the Code.

Stock Options:    All stock options under the 2012 Plan, except under certain circumstances contemplated in the 2012 Plan, have a vesting schedule not less than one year from the date of grant. The 2012 Plan requires all options to have an exercise price of not less than 100% of the fair market value of the shares subject to the option on the date of grant, as determined by our Board and specified in the applicable option agreement. The duration of the option is set forth in the applicable option agreement. The 2012 Plan requires that no option be granted with a term in excess of 10 years. Upon exercise, the exercise price of a stock option under the 2012 Plan may, at our Board's discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of common stock, by withholding shares otherwise issuable in connection with the exercise of the option (but only for non-qualified stock options issued under the 2012 Plan), a combination of the foregoing, or such other consideration as our Board may deem appropriate.

Restricted Stock Awards:    Our Board may modify or accelerate the delivery of the restricted stock award under such circumstances as it deems would be in the best interest of Sonus; provided, however, that such action would not cause a violation of Section 409A of the Code. Except as otherwise provided in the 2012 Plan, the period to achieve full vesting for freestanding restricted stock awards granted to participants is not shorter than three years. Notwithstanding the foregoing, restricted stock awards subject to performance vesting may have a minimum vesting period of one year.

Major Corporate Events:    If there is any change in the number of outstanding shares of common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards will be automatically adjusted. If there is any change in the number of outstanding shares of common stock through any change in our capital structure, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, our Board will make appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable. In the event of any other change in our capital structure or our common stock (including through payment of an extraordinary cash dividend), our Board will also make such appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable.

Termination.    The consequences of a termination of a participant's status with Sonus with respect to an award under the 2012 Plan depends upon the type of award granted and the circumstances of such termination. Our Board has the authority to issue rules and regulations to determine the treatment of a participant under the 2012 Plan in the event of such participant's death, disability, retirement, termination for an approved reason and other termination.

Stock Option and Restricted Stock Grant Policy

              We have six stock incentive plans—the 1997 Plan, the Amended Plan, the 2008 Plan, the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "Sonus Plans"). At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the Amended Plan that, among other matters, transferred all shares available for grant at the time from each of the 2008 Plan and 2012 Plan to the Amended Plan and provided that any outstanding awards under each of the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under either the 2008 Plan or 2012 Plan will be returned to the Amended Plan.

              We issued stock options and restricted stock pursuant to the 1997 Plan through November 2007, when the 1997 Plan expired. No shares are available for future issuance under the 1997 Plan due to the 1997 Plan's expiration; however, outstanding options are still being administered under this plan.

              We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such NET acquisition, RSUs and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These outstanding awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan after the August 24, 2012 acquisition date were required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2008 Plan to the Amended Plan and provided that any outstanding awards under the 2008 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Amended Plan. No future awards will be granted under the 2008 Plan.

              We assumed the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "PT Plans") in connection with the acquisition of PT in February 2014. The 2001 Plan had expired for purposes of new options by its terms in May 2011 but was assumed by us solely for the purpose of administering any outstanding options under this plan. The 2003 Plan was also assumed by us solely for the purpose of administering any outstanding awards under such plan as of the PT acquisition date. The only awards assumed from the 2001 Plan and the 2003 Plan were non-qualified stock options, which outstanding options are subject to the terms and conditions of the plan under which they were granted. No future awards will be granted under either the 2001 Plan or the 2003 Plan. Pursuant to the PT merger, options issued under the 2012 Plan that were outstanding at the closing of the merger were assumed by us, along with the 2012 Plan. These outstanding awards continue to be subject to and governed by the 2012 Plan, and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price were adjusted to reflect the equity award exchange ratio in the merger. Outstanding awards under the PT Plans continue to be subject to and governed by the applicable PT Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date were required to be issued only to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2012 Plan to the Amended Plan and provided that any outstanding awards under the 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Amended Plan. No future awards will be granted under the 2012 Plan.

              We have granted stock options under the Sonus Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

              New Hire, Promotion and Adjustment Equity Grants.    The Compensation Committee has delegated authority to our Chief Executive Officer, our Chief Administrative Officer and our Vice President of Human Resources to award new hire, promotion and adjustment stock option, restricted stock and RSU grants within certain established guidelines for the type and seniority of the position held by the recipient; provided, however, that only the Compensation Committee may approve: (i) any equity grants to any officer or executive officer of the Company; (ii) new hire equity grants with respect to more than 20,000 shares per person; (iii) new hire, promotion and adjustment stock option, restricted stock and RSU grants outside of established guidelines for the type and seniority of the position held by the recipient; (iv) any equity grants to consultants; and (v) all other types of equity grants other than stock option, restricted stock and RSU grants. The Compensation Committee reviews all grants issued under the delegation of authority and, if appropriate, approves the grants of equity at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

              Annual Equity Incentive Grants.    The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria, with a weighting towards the Company's strongest performers.

              The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee.

              The annual equity incentive grant date has historically been March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. However, our annual equity incentive grant date for fiscal 2016 was April 1, 2016, on which date we granted a total of 1,164,080 shares of restricted stock, including 423,750 shares of restricted stock granted to our NEOs. On April 1, 2016, we also granted 50,900 restricted stock units and 131,250 PSUs; all of the PSUs were granted to our NEOs. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date. For 2017, our annual equity incentive grant date for our active NEOs was March 31, 2017, on which date we granted a total of 495,000 shares of restricted stock to our NEOs and 165,000 PSUs. We did not make any other stock grants on March 31, 2017.

              Promotion and Achievement Grants.    From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees, including our executives. If the proposed grants are outside the standing delegated authority granted by the Compensation Committee, the Compensation Committee must approve them at a Compensation Committee meeting or, if necessary, by written consent. The actions taken at the meetings are documented in meeting minutes, including approvals of stock option grants, restricted stock awards and performance awards.

Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

              Performance Award Grants—Generally.    Under the Amended Plan, the Compensation Committee has the authority to approve grants of performance awards to our employees and executives. The Compensation Committee, in its sole discretion, establishes the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance awards to certain executive officers. Any performance awards that do not vest are forfeited and the shares of common stock underlying the forfeited performance awards will again become available for the grant of awards pursuant to the terms of the Amended Plan unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance awards to further performance- and time-vesting conditions.

              In each of March 2015 and April 2016, the Compensation Committee granted PSUs under the Amended Plan to our CEO and certain of his direct reports. The PSUs will vest, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR each year of each of the companies included in the NASDAQ Telecommunications Index at the time of grant (the "Relative TSR"), in each case, subject to the executive's continued employment on the vesting date. In February 2017, the Compensation Committee determined that the Company's TSR in 2016 was at the 38th percentile, relative to the Relative TSR and, accordingly, (i) the performance metrics for the PSUs granted on March 16, 2015 were achieved for the 2016 performance period at the 90.4% achievement level; and (ii) the performance metrics for the PSUs granted on April 1, 2016 were achieved for the 2016 performance period at the 76.0% achievement level. Therefore, 47,856 PSUs in the aggregate for the 2016 performance period vested for our Chief Executive Officer and certain of his direct reports, while 10,060 shares in the aggregate were forfeited.

              General Vesting of Stock Options and Restricted Stock.    Under the Sonus Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: 25% of the shares underlying the options vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares underlying the options vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) restricted stock grants generally vest as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date.

              For our executive officers beginning in 2015, under the Sonus Plans and provided that such executive officer continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: one-third of the shares underlying the options vest on the first anniversary of the grant date or the executive officer's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining two-thirds of the shares underlying the options vest in equal monthly increments thereafter through the third anniversary of such date; and (ii) restricted stock grants generally vest as follows: one-third of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining two-thirds of the shares vest in four equal increments semi-annually thereafter through the third anniversary of such date. The equity vesting schedule for non-executive employees was modified by our Compensation Committee from a four-year vesting schedule to a three-year vesting schedule in June 2016. Additionally, at our 2015 annual meeting of stockholders, our stockholders approved a one-year minimum vesting requirement for new awards granted under the Amended Plan; provided, however, that such minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the Amended Plan.

              Termination.    Under the 1997 Plan and the Amended Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the Amended Plan, unless otherwise extended.

              Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement), or (b) termination for any other reason—30 days following the termination of employment.

              Under the 2012 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment, (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment, (c) termination for any other reason—30 days thereafter or (d) termination for cause—the right to exercise the option terminates immediately and is forfeited without consideration.

              Under the 2003 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment, (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment or (c) termination for any other reason—30 days thereafter.

              Under the 2001 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment or (b) termination for any other reason—30 days thereafter.

              Shares of restricted stock granted before June 2016 under the Sonus Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. Shares of restricted stock granted since June 2016 under the Amended Plan generally vest through the third anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary or third anniversary of such date, as applicable, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

              We have entered into agreements with certain executives providing for extended terms for stock option grants under the Sonus Plans following the executive's termination, as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

              Acceleration.    Except as otherwise noted in an employment agreement, in the event of an acquisition of the Company as defined in the 2001 Plan and the Amended Plan (an "Acquisition") or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards. Except as otherwise noted in an employment agreement or as otherwise provided under either the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET or the 2012 Plan with respect to awards granted under the 2012 Plan prior to our acquisition of PT, effective immediately prior to the occurrence of an Acquisition or Change in Control, for equity grants prior to June 2016: (i) the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months and (ii) an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months. Except as otherwise noted in an employment agreement, for equity grants since June 2016, (x) the lesser of the number of then unvested shares subject to a stock option award or one-third of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months and (y) an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

              We have entered into agreements with certain executives providing for acceleration of the vesting of stock options, restricted stock and, in certain cases, performance awards, upon a change of control as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

              To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section of this Proxy Statement generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Snider	Mr. Riley	Mr. Swade	Ms. Villare

Basic Severance Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x

Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)

Health Benefit Continuation	18 months	12 months
Change of Control(3) Benefit

Accelerated Vesting of Equity	50% of unvested options and 50% of unvested restricted stock(4)	100%(4)	50% of unvested options and 50% of unvested restricted stock(4)		25% to 33%, depending on the grant
Severance Following Change of Control(3) Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x			1.0x

Accelerated Vesting of Equity	100% for options and restricted stock(5)				12 months

Health Benefit Continuation	18 months				12 months

Other Agreement Provisions

Non-Compete(6)	1 year

Non-Solicitation(7)	1 year

Non-Disclosure(8)	Indefinitely

(1)
With respect to performance awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such awards would be deemed achieved at the target performance level, and, of the resulting performance awards that could then time vest, vesting would be accelerated by 24 months.

(2)
With respect to performance awards held by Messrs. Snider, Riley and Swade, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs, with respect to performance awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms, and with respect to performance awards held by Messrs. Riley and Swade, there will be accelerated vesting to the extent provided for in an individual grant agreement. With respect to performance awards held by Mr. Snider, there will be 100% acceleration of all unvested performance awards will vest immediately.

(5)
With respect to performance awards held by Mr. Dolan, if termination occurs, all performance criteria for such awards would be deemed achieved at the target performance level and all of the resulting performance awards would vest immediately. With respect to performance awards held by Messrs. Riley, Snider and Swade and Ms. Villare, if termination occurs, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the NEOs contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable NEO with us, each of the employment agreements signed by the NEOs contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable NEO with us, each of the employment agreements signed by the NEOs contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

              The table below shows potential payments to the NEOs with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2016, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of an NEO's termination or following a change in control. Mr. Greenquist is not included in the table below, as he resigned his position from the Company and accordingly, was not entitled to any separation payments. Mr. Scarfo stepped down as our Executive Vice President of Services, Product Management and Corporate Development, effective July 27, 2016, and remained with the Company in an advisory role to assist in the transition of his duties until

October 3, 2016; therefore, the full amount of his separation cash payments is included in the table below as it was earned in 2016.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,800,000	$—	$2,400,000
Stock Options(4)	—	—	—
Stock Awards(5)	1,843,267	1,010,621	2,021,242
Health Benefits	26,324	—	26,324

	$3,669,501	$1,010,621	$4,447,566

Susan Villare
Cash Severance(3)	$292,500	$—	$292,500
Stock Options(4)	—	—	—
Stock Awards(6)	199,515	$142,064	199,515
Health Benefits	17,549	—	17,549

	$509,564	$142,064	$509,564

Kevin Riley
Cash Severance(3)	$568,750	$—	$853.125
Stock Options(4)	—	—	—
Stock Awards(7)	505,976	450,185	900,371
Health Benefits	12,514	—	18,771

	$1,087,240	$450,185	$1,772,267

Jeffrey Snider
Cash Severance(3)	$612,500	$—	$918,750
Stock Options(4)	—	—	—
Stock Awards(8)	426,224	747,123	747,123
Health Benefits	17,549	—	26,324

	$1,056,273	$747,123	$1,692,197

Michael Swade
Cash Severance(3)	$656,250	$—	$984,375
Stock Options(4)	—	—	—
Stock Awards(9)	513,844	434,435	868,871
Health Benefits	17,549	—	26,324

	$1,187,643	$434,435	$1,879,570

Anthony Scarfo(10)
Cash Severance	$700,000
Stock Options	300
Stock Awards	461,301
Health Benefits	12,540

	$1,174,141

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the NEOs, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, (i) 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms and (ii) with respect to performance awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms. With respect to performance awards held by Messrs. Snider, Riley or Swade, if the Company is acquired, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary, less applicable state and federal withholdings, payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus, less applicable state and federal withholdings, payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Messrs. Snider, Riley and Swade and Ms. Villare would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company either in a lump sum or in accordance with the Company's usual payroll practices for a period of twelve months following the termination date. The Company would pay Messrs. Snider, Riley and Swade and Ms. Villare their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum.

Each of Messrs. Dolan, Snider, Riley and Swade and Ms. Villare must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
These amounts represent the gains that would be realized on the stock options held by each of our NEOs that were in the money on December 31, 2016 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason (as such terms are defined in his agreement), the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. With respect to performance awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such award would be deemed achieved at the target performance level, and, of the resulting performance awards that could then time vest, vesting would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his performance awards would be fully accelerated.

(6)
Under Ms. Villare's agreement, as amended, in the event of her termination without Cause or for Good Reason (as such terms are defined in her agreement), or without Cause or for Good Reason following a change in control, the vesting of her restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months.

(7)
Under Mr. Riley's agreement, as amended, in the event of his termination without Cause or for Good Reason (as such terms are defined in his agreement), the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(8)
Under Mr. Snider's agreement, as amended, in the event of his termination without Cause or for Good Reason (as such terms are defined in his agreement), the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(9)
Under Mr. Swade's agreement, as amended, in the event of his termination without Cause or for Good Reason (as such terms are defined in his agreement), the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(10)
Mr. Scarfo stepped down as our Executive Vice President of Services, Product Management and Corporate Development, effective July 27, 2016, and remained with the Company in an advisory role to assist in the transition of his duties until October 3, 2016. In connection with his separation from the Company, Mr. Scarfo received a lump sum payment equal to 100% of his target bonus, salary continuation at 100% of his base salary through October 3, 2017, accelerated vesting of 50,312 unvested stock options, 50,208 unvested restricted shares and 18,438 PSUs, and one year of health benefits. The full amount of his separation cash payments is included here as it was earned in 2016.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2018 PROXY STATEMENT

              To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2018, stockholder proposals must be received at our principal executive offices no later than December 29, 2017, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 9, 2017, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2018 ANNUAL MEETING

              According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2018 annual meeting of stockholders but not included in the proxy statement by the close of business on March 11, 2018, but not before February 9, 2018, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2017 Annual Meeting. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2018 annual meeting of stockholders is scheduled to be held on a date before May 10, 2018, or after August 18, 2018, which are dates 30 days before or 70 days after the first anniversary of our 2017 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2018 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

              We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

              We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

              If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

              Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

              A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

              Our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 27, 2017, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

              Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

              We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson LLC as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $10,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts April 28, 2017	Jeffrey Snider Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

APPENDIX A

SONUS NETWORKS, INC.

Discussion of Non-GAAP Financial Measures

Sonus management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business excluding certain expenses and credits, including, but not limited to: stock-based compensation, amortization of intangible assets, patent litigation settlement expense, depreciation expense for an abandoned facility, acquisition-related expense, restructuring and certain gains included in other income (expense). We consider the use of non-GAAP earnings (loss) per share helpful in assessing the performance of the continuing operations of our business. While our management uses non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Sonus' financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time. We believe that excluding non-cash stock-based compensation expense from our operating results facilitates the comparison of our financial statements to our historical operating results and to other companies in our industry.

We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.

In June 2016, we recorded $0.6 million of patent litigation settlement costs. This amount is included as a component of General and administrative expense; however, we believe that such patent litigation settlement costs are not part of our core business or ongoing operations. Accordingly, we believe that excluding this patent litigation settlement expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

During the second quarter of 2015, we reached an agreement with the landlord of one of our previously restructured facilities to vacate the facility without penalty or future payments. As a result, we were able to vacate the facility earlier than originally planned. In connection with this settlement, we recorded incremental depreciation expense to account for the change in estimated life of the fixed assets related to this facility. We believe that excluding this incremental depreciation expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as such incremental depreciation expense is not related to our ongoing operations or our core business activities.

We consider certain transition, integration and other acquisition-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition-related costs to be related to the continuing operations of the acquired business or the Company. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. Additionally, as previously announced, we expect to record restructuring expense in connection with new restructuring initiatives over the next twelve months. We review our restructuring accruals regularly and record adjustments (both expense and credits) to these estimates as required. We believe that excluding restructuring expense and credits facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as there are no future revenue streams or other benefits associated with these costs.

In July 2016, we sold the Network Equipment Technologies, Inc. domain name to a third party and recognized a gain, net of commission and fees, of $0.8 million, and in October 2016, we sold a block of IP addresses which we had acquired in connection with our acquisition of PT and recognized a gain, net of commission and fees, of $0.5 million. In October 2015, we sold the PT domain name and recognized a gain, net of commission and fees, of $0.9 million. These amounts are included as components of Other Income, net in the respective fiscal years. We believe that such gains are not part of our core business or ongoing operations. Accordingly, we believe that excluding the other income arising from this sale facilitates the comparison of our financial results to our historical results and to other companies in our industry.

We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views the operating results. We further believe that providing this information helps investors to better understand our financial performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

	FY15	FY16

GAAP loss per share	$(0.64)	$(0.28)
Stock-based compensation expense	0.45	0.40
Amortization of intangible assets	0.14	0.15
Patent litigation settlement expense	-	0.01
Depreciation expense for abandoned facility	0.01	-
Acquisition-related expense	*	0.02
Restructuring	0.04	0.06
Gains on sales of domain names and IP address blocks	(0.02)	(0.03)

Non-GAAP diluted earnings (loss) per share	$(0.02)	$0.33

*
Less than $0.01 impact on loss per share

APPENDIX B

SONUS NETWORKS, INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN

1.
Purpose.

              The purpose of this Amended and Restated Stock Incentive Plan (as amended from time to time, the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board"). The Plan is amended and restated effective as of and conditioned upon the approval of the Company's stockholders at its ~~2016~~2017 annual meeting of stockholders (with the effective date of the Plan as amended being the "~~2016~~2017 Effective Date").

2.
Eligibility.

              All of the Company's employees, officers, and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act")), or any successor form) are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock unit awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.
Administration and Delegation.

              (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

              (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

              (c)    Delegation to Officers.    Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.
Stock Available for Awards.

              (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to ~~16,476~~17,376,713, which amount includes the 1,096,173 shares of Common Stock (i) previously reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired Plans") that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code). No more than ~~16,476~~17,376,713 shares of Common Stock may be issued as Incentive Stock Options under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

              (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards (each as hereinafter defined) will count against the shares of Common Stock available for issuance under the Plan as one (1~~.50 shares~~)            share for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options (as hereinafter defined) will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan~~; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as 1.50 shares when determining the number of shares that shall again become available for Awards under the Plan~~.2 Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code.

2 Provided, however, that the shares subject to awards that were outstanding (i) as of June 9, 2017 (but not as of June 9, 2016, June 11, 2015 or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded, (ii) as of June 9, 2016 (but not as of June 11, 2015 or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.61 for every share awarded, (iii) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.57 for every share awarded, and (iv) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded.

              (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

                  (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. The per Participant limit described in this Section 4(c)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)"). ~~The fungible share counting rules in Section 4(b) shall not apply for purposes of this Section 4(c)(1) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(c)(1).~~

                  (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 100,000 per calendar year. ~~The fungible share counting rules in Section 4(b) shall not apply for purposes of this Section 4(c)(2) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(c)(2).~~

              (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sub-limits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.
Stock Options.

              (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

              (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

              (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the fair market value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.

              (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted with a term in excess of 10 years.

              (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

              (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (1)   in cash or by check, payable to the order of the Company;

                  (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                  (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued in the manner determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                  (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

                  (5)   by any combination of the above permitted forms of payment.

              (g)    Fair Market Value.    Fair market value of a share of Common Stock for purposes of establishing the exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

                  (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

                  (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices for the date of grant as reported by the principal market on which the Common Stock is then traded; or

                  (3)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

              For any date that is not a trading day, the fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

              (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

              (i)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

              (j)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6.
Stock Appreciation Rights.

              (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

              (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

                  (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event (as hereinafter defined)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

                  (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

              (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the fair market value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.

              (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

              (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board.

              (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

              (g)    No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              (h)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

7.
Restricted Stock; Restricted Stock Units.

              (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

              (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

              (c)    Additional Provisions Relating to Restricted Stock.

                  (1)    Dividends.    ~~Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment~~Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock ("Unvested Dividends") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the ~~date~~lapsing of the ~~dividends are paid~~ restrictions on transferability and the forfeitability provisions applicable to ~~stockholders of that class~~the underlying shares of ~~stock~~Restricted Stock. No interest will be paid on Unvested Dividends.

                  (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

              (d)    Additional Provisions Relating to Restricted Stock Units.

                  (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company such number of shares of Common Stock or an amount of cash equal to the value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. The Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

                  (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

                  (3)    Dividend Equivalents.    ~~To the extent provided by the Board, in its sole discretion, a grant of~~The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount, in cash and/or shares of Common Stock, equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); ~~provided, however,~~except that any such Dividend Equivalents ~~on Restricted Stock Units will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be settled in cash and/or shares of Common Stock and will be~~ shall be subject to the same vesting conditions and restrictions on transfer and forfeitability ~~as~~applicable to the underlying Restricted Stock ~~Units~~Unit with respect to which they are paid. No interest will be paid~~, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.~~ on Dividend Equivalents.

8.
Other Stock Unit Awards.

              Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto. ~~Any dividend equivalents granted with respect to an Other Stock Unit Award shall be subject to the same vesting and forfeiture provisions as the underlying Award.~~Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock Unit Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and will be paid no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock Unit Award. Any Dividend Equivalent provided in an Award agreement with respect to an Other Stock Unit Award shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the Other Stock Unit Award with respect to which paid. No interest will be paid on any such dividends or Dividend Equivalents.

9.
Adjustments for Changes in Common Stock and Certain Other Events.

              (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits set forth in Section 4(c), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

              (b)    Reorganization Events.

                  (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

                  (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

                  For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

                  (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

              (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.
General Provisions Applicable to Awards.

              (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

              (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

              (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

              (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

              (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that to the extent that the Company is able to retain shares of Common Stock having a value that exceeds the statutory minimum applicable withholding tax without attracting financial accounting charges or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a value equal to the highest marginal applicable rate of tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

              (f)    Amendment of Award.    Subject to Sections 5(h), 6(f) and 10(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

              (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

              (h)    Acceleration.    The Board may, at any time, provide that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant or (B) in connection with an Acquisition.

              (i)    Performance Awards.

                  (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(c)(1) on shares covered by such grants.

                  (2)    Committee.    Grants of Performance Awards to any Covered Employee (as hereinafter defined) intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

                  (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary, nonrecurring or unusual items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (~~i~~x) may vary by Participant and may be different for different Awards; (~~ii~~y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (~~iii~~z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

                  (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

                  (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

              (j)    Limitations on Vesting.    Subject to Section 10(h) and notwithstanding anything to the contrary in the Plan, no Award shall vest earlier than the first anniversary of its date of grant. The foregoing sentence shall not apply to an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a).

11.
Miscellaneous.

              (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

    (b)    No Rights As Stockholder; Clawback.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be ~~distributed~~issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan on or after the 2017 Effective Date, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

              (c)    Effective Date and Term of Plan.    The Plan as amended shall become effective on the ~~2016~~2017 Effective Date. No Awards shall be granted under the Plan after ~~completion of 10 years from the 2016 Effective Date~~June 9, 2026, but Awards previously granted may extend beyond that date.

              (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

              (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

              (f)    Compliance With Code Section 409A.    Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

              The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

              (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 8, 2017. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 8, 2017. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E29394-P90193 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SONUS NETWORKS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Matthew W. Bross The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve an amendment and restatement of Sonus Networks’ stock incentive plan. To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2017. To approve, on a non-binding advisory basis, the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. ! ! ! ! ! ! 1b. Raymond P. Dolan 3. 1c. Beatriz V. Infante 1d. Howard E. Janzen 4. ! ! ! 1e. Richard J. Lynch 1f. Pamela D.A. Reeve The Board of Directors recommends you vote FOR "1 year" under proposal 5. 1 Year 2 Years 3 Years Abstain 1g. John A. Schofield 5. To approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of the Company's named executive officers. ! ! ! ! 1h. Scott E. Schubert NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the approval of an amendment and restatement of Sonus Networks' stock incentive plan (Proposal 2), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3), "FOR" the approval, on a non-binding advisory basis, of the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 4) and "FOR" the approval, on a non-binding advisory basis, of holding future advisory votes on the compensation of the Company’s named executive officers every year (Proposal 5). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2016 Annual Report are available at www.proxyvote.com. E29395-P90193 ANNUAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. June 9, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Jeffrey M. Snider, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Friday, June 9, 2017 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR proposals 1, 2, 3 and 4, and 1 year on proposal 5 specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side V.1.1